Exhibit 10.3

LOAN AGREEMENT

(Revolving Line of Credit Loan and Term Loan)

This Loan Agreement (the “Agreement”) is dated for reference purposes as of May 16, 2007, between THE INVENTURE GROUP, INC., a Delaware corporation (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”), with the agreement and acknowledgement of all other Obligated Group Parties as to the covenants, representations, and warranties set forth herein applicable to them as part of the Obligated Group.

Unless defined elsewhere in this Agreement, defined terms used herein have the meanings given them in the Definitions Section hereof.

Factual Background

A.            Bank has agreed to extend credit and/or other financial accommodations to Borrower as follows: (1) Bank has agreed to make a revolving line of credit loan (“Facility 1”) to Borrower in the maximum principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Facility 1 Maximum Committed Amount”), and (2) Bank has agreed to make a term loan (“Facility 2”) to Borrower in the principal amount of Six Million and No/100 Dollars ($6,000,000.00) (each, individually, a “Loan” and collectively, the “Loans” or the “Loan,” as the context may require).  Borrower will use Facility 1 and Facility 2 for working capital and general corporate purposes of Borrower, and to provide funds to RFAC to acquire the Rader Acquisition Assets through the Rader Acquisition.  Borrower is a holding company for several affiliated entities, and each of the Obligated Group Parties (other than Borrower) is an Affiliate, and a wholly owned subsidiary, of Borrower.

B.            Borrower is executing (1) a promissory note payable to Bank evidencing Facility 1 (the “Facility 1 Note”) and a promissory note payable to Bank evidencing Facility 2 (the “Facility 2 Note”).  Facility 1 and Facility 2 will be secured by a Security Agreement covering all business assets of the Obligated Group.  The Facility 1 Note and the Facility 2 Note are herein collectively referred to as the “Notes.”  The Credit Facilities shall be cross-collateralized and cross-defaulted, and will also be cross-collateralized and cross-defaulted to the RE Loan (as such term is defined below).

C.            The following parties have each agreed to guarantee all or certain of Borrower’s obligations to Bank in accordance with one or more Guaranties:

(1)           LA COMETA PROPERTIES, INC., an Arizona corporation (“La Cometa”);

(2)           POORE BROTHERS - BLUFFTON, LLC, a Delaware limited liability company (the “PBC”);

(3)           TEJAS PB DISTRIBUTING, INC., an Arizona corporation (“Tejas”);

(4)           BOULDER NATURAL FOODS, INC., an Arizona corporation (“Boulder”);

(5)           BN FOODS INC., a Colorado corporation (“BN Foods”); and

(6)           RADER FARMS ACQUISITION CORP., a Delaware corporation (“RFAC”).

Each of the Guarantors described above is an Obligated Group Party (as such term is defined below).  It is intended (i) that each Obligated Group Party shall be liable for the Credit Facilities, directly or indirectly, as a Borrower or as a Guarantor, (ii) that all business assets of each Obligated Group Party shall be pledged to Bank as collateral for the Credit Facilities, (iii) that the financial statements and other information required of Borrower under this Agreement shall be prepared on a consolidated basis to include all Obligated Group Parties, (iv) that all covenants of Borrower shall be covenants of the Obligated Group Parties as applicable to the appropriate Obligated Group Party(ies), and (v) that all representations and warranties of Borrower shall be representations and warranties of the Obligated Group Parties as applicable to the appropriate Obligated Group Party(ies).

D.            This Agreement and the Notes, together with all of their exhibits (if any), and all other documents which evidence, guaranty, secure, or otherwise pertain to the Credit Facilities, including each Loan, collectively constitute the “Loan Documents.”

THEREFORE, Bank and Borrower agree as follows:

Agreement

Definitions:  The following capitalized words and terms shall have the meanings set forth in the “Factual Background” section above, or if not defined therein, shall have the following meanings when used in this Agreement.  All references to dollar amounts shall mean amounts in lawful money of the United States of America.  Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require.  The term “Guarantor,” as used in this Agreement and the other Loan Documents shall apply only if any such party exists, and should be ignored if inapplicable.

“Account” means Borrower’s checking account number 151701212137 at Bank.

“Affiliate of” or “affiliated with” means in control of, controlled by or under common control with.

“Agricultural Laws” means all existing and future laws relating to perishable agricultural commodities, including but not limited to the Food Security Act, the Perishable Agricultural Commodities Act, and all applicable state and federal agricultural laws.

“Approved Existing Liens” means, collectively, the liens set forth on Exhibit D attached hereto, and any other lien on collateral for any Credit Facility approved in writing by Bank from time to time.

“Approved Existing Lien Collateral” means collateral for any Credit Facility which is subject to any Approved Existing Lien.

“BN Foods” has the meaning set forth in Recital C above.

“Bailee Letter” means a letter or other written agreement executed by a third party having possession of certain of inventory and/or farm products of any Obligated Group Party that serves as collateral for any Credit Facility, which letter or agreement provides that such party (a) acknowledges the Bank’s paramount lien on, and security interest in, such collateral, and (b) gives Bank the right to remove such collateral from such party’s premises in exercise of Bank’s rights and remedies under the Loan Documents.  Any Bailee Letter must be is in form and substance acceptable to Bank.

“Boulder” has the meaning set forth in Recital C above.

“Borrowing Base” means an amount equal to:

(a)           the sum of (i) eighty percent (80%) of Net Eligible Accounts, plus (ii) fifty percent (50%) of the applicable Obligated Group Party’s(ies’), cost (determined on a lower of cost or market basis or on such other basis as may be designated by Bank from time to time) of Eligible Raw Material Inventory, as such cost may be diminished as a result of any event causing loss or depreciation in value of Eligible Raw Material Inventory, plus (iii) sixty percent (60%) of the applicable Obligated Group Party’s(ies’) cost

(determined on a lower of cost or market basis or on such other basis as may be designated by Bank from time to time) of Eligible Finished Goods Inventory, as such cost may be diminished as a result of any event causing loss or depreciation in value of Eligible Finished Goods Inventory, plus (iv) sixty-five percent (65%) of the RFAC’s cost (determined on a lower of cost or market basis or on such other basis as may be designated by Bank from time to time) of RFAC Eligible Inventory, as such cost may be diminished as a result of any event causing loss or depreciation in value of RFAC Eligible Inventory, plus (v) only during the period from the Closing Date through May 15, 2008, the amount of Two Million and No/100 Dollars ($2,000,000.00); provided, however, that in no event shall total Eligible Inventory exceed fifty percent (50%) of the Borrowing Base, less

(b)           undrawn amounts of outstanding letters of credit issued by Bank or any Affiliate thereof.

“Borrowing Base Certificate” has the meaning set forth in Section 3.5 below.

“Change in Control” means any transaction or series of transactions that result in any transfer, direct or indirect, of fifty percent (50%) or more of the voting power of Borrower or any Guarantor, or other power to direct or cause the direction of the management and policies of Borrower or any Guarantor, as the case may be, or fifty percent (50%) or more of the direct or indirect beneficial ownership of Borrower or any Guarantor, as the case may be.

“Closing Date” means the date of the closing of the Credit Facilities, which shall be the date when all Loan Documents have been fully executed by all parties thereto and all other conditions to closing set forth in this Agreement and any other Loan Documents have been satisfied or waived or deferred in writing by Bank.

“Collateral” means, collectively, all personal property business assets of the Obligated Group now or hereafter assigned, pledged, or hypothecated to Lender as collateral security for the Loans

“Commitment Reduction” has the meaning set forth in Section 2.2 below.

“Commitment Reduction Date” has the meaning set forth in Section 2.2 below.

“Commitment Reduction Notice” has the meaning set forth in Section 2.2 below.

“Compliance Certificate” has the meaning set forth in Section 3.5 below.

“Contra Accounts Payable” means the aggregate amounts payable to account debtors holding Eligible Accounts.

“Covered by Insurance” is when defense of a lawsuit has been tendered to the applicable insurance carrier under a valid insurance policy that provides coverage with respect to the claim and has a deductible amount of less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), such insurance carrier has accepted such tender of defense, and such insurance carrier proceeds with such defense without denying liability for any part of such claim which could result in liability of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or more to Borrower or any Guarantor.

“Credit Facilities” means all extensions of credit from the Bank to Borrower or any other Obligated Group Party, whether now existing or hereafter arising, including but not limited to the Loans described in Recital A above.

“Default Rate” has the meaning given it in the applicable Note or other debt instrument evidencing the particular Credit Facility; provided, however, that if a default rate is not used or defined in the applicable Note or other debt instrument evidencing the particular Credit Facility, “Default Rate” shall mean a per annum interest rate of five percent (5%) in excess of the rate of interest charged from time to time (the “Note Rate”) under the applicable Note or other debt instrument evidencing the particular Credit Facility.

“EBITDA” means, for the Obligated Group for the applicable period, net income, plus interest expense, plus income tax expense, plus depreciation expense, plus amortization expense.

“EBITDAR” means, for the Obligated Group for the applicable period, net income, plus interest expense, plus income tax expense, plus depreciation expense, plus amortization expense, plus rent or lease expense.

“EDGAR System” means the Electronic Data Gathering Analysis and Retrieval System owned and operated by the United States Securities and Exchange Commission or any replacement system.

“Eligible Account” shall mean an account owing to any Obligated Group Party which meets all of the following requirements at the time it comes into existence and continues to meet the same until it is collected in full:

(i)             Sale of Goods or Services Rendered.  It arose from the performance of services by such Obligated Group Party, or from a bona fide sale or lease of goods on terms in effect as of the date of the Agreement as disclosed by such Obligated Group Party to Bank; which services have been fully performed for or which goods have been delivered or shipped to an account debtor residing in the United States or a foreign account debtor acceptable to Bank and supported by a letter of credit acceptable to Bank; and for which such Obligated Group Party has genuine and complete invoices, shipping documents or receipts.

(ii)            Age and Due Date.  It is payable within ninety (90) days of the date of invoice, and in each instance is not more than sixty (60) days past due.

(iii)           Ownership.  It is owned and assignable by such Obligated Group Party free of all claims, encumbrances and security interests (except Bank’s paramount security interest).

(iv)          No Defenses; Exclusions.  It is enforceable by such Obligated Group Party and Bank against the account debtor for the amount shown as owing in the statements furnished by Borrower to Bank; it and the transaction out of which it arose comply with all applicable laws and regulations; it is not subject to any setoff, retainage, contra, counterclaim, credit allowance or adjustment except discount for prompt payment, nor has the account debtor returned the goods or disputed liability; it does not include any service charges; and it did not arise from a conditional sale, guaranteed sale, sale on approval, cash sale, cash on delivery (“COD”) sale, sale or return or sale on consignment; and it is otherwise deemed satisfactory to Bank in its sole discretion.

(v)           Financial Condition of Account Debtor.  Neither the Obligated Group Party nor Bank has any notice or knowledge of anything which might impair the credit standing of the account debtor or the prospect of payment of the account, and the account debtor is otherwise deemed satisfactory to Bank in its sole discretion.

(vi)          Affiliates.  It is not due from an affiliate of such Obligated Group Party, including, without limitation, (a) a parent entity; (b) a subsidiary entity; (c) an entity controlled by any controlling owner of Borrower; or (d) any officer, director, shareholder, employee, agent, partner, manager, member or owner of Borrower or of any Affiliate.

(vii)         Government Receivables.  The account debtor is not the United States or any agency or department thereof.

(viii)        Foreign Receivables.  The account debtor is outside of the United States, unless supported by foreign credit insurance in form and amount acceptable to Bank in its sole discretion.

(ix)           Receivables Concentration.  “Eligible Accounts” shall not include that portion of the account(s) due from any single account debtor, other than Costco or Walmart/Sam’s Club, which exceeds five percent (5%) of such Obligated Group Party’s aggregate accounts.

(x)            Cross-Age.  If the dollar amount of accounts of an account debtor, other than Costco or Walmart/Sam’s Club, which are not Eligible Accounts under subparagraph (ii) above exceeds ten percent (10%) of the total dollar amount due from such account debtor (which percentage limitation may change from time to time at Bank’s discretion), all of such account debtor’s accounts shall be excluded from Eligible Accounts.

“Eligible Finished Goods Inventory” means, collectively, the value of each Obligated Group Party’s, excepting RFAC’s, finished goods inventory so long as it meets the following conditions:

(i)             Ownership.  It is owned and assignable by such Obligated Group Party free of any title defects or all claims, encumbrances and security interests (except Bank’s paramount security interest).

(ii)            Location.  It is permanently located at locations within the United States which such Obligated Group Party has disclosed to the Bank and which are acceptable to the Bank.  If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank, and if the inventory is located at any location not owned or leased by any of the Obligated Group Parties, then Bank shall have received a Bailee’s Letter for such inventory.

(iii)           Held for Sale; Quality.  It is held for sale or use in the ordinary course of such Obligated Group Party business and is of good and merchantable quality.  Inventory which is obsolete, unsalable, damaged, defective, discontinued, in-transit, slow-moving or which has been returned by the buyer, is not includable as part of Eligible Finished Goods Inventory.  Display items, work-in-process and packing and shipping materials are not includable as part of Eligible Finished Goods Inventory.

(iv)          Not on Consignment.  It is not placed on consignment.

(v)           Acceptable to Bank as Collateral.  It is otherwise acceptable to the Bank in Bank’s reasonable discretion.

(vi)          No Grower’s Liens.  It is not subject to any Grower’s Lien, unless Bank has received a lien waiver or subordination agreement, in form and substance acceptable to Bank, waiving such Grower’s Lien or fully subordinating such Grower’s Lien to Bank’s paramount security interest.

“Eligible Inventory” means, collectively, all Eligible Raw Materials Inventory, all Eligible Finished Goods Inventory, and all RFAC Eligible Inventory.

“Eligible Raw Materials Inventory” means, collectively, the value of each Obligated Group Party’s, excepting RFAC’s, raw materials inventory so long as it meets the following conditions:

(i)             Ownership.  It is owned and assignable by such Obligated Group Party free of any title defects or all claims, encumbrances and security interests (except Bank’s paramount security interest).

(ii)            Location.  It is located at locations which such Obligated Group Party has disclosed to the Bank and which are acceptable to the Bank.  If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank, and if the inventory is located at any location not owned or leased by any of the Obligated Group Parties, then Bank shall have received a Bailee’s Letter for such inventory.

(iii)           Held for Sale; Quality.  It is held for use by such Obligated Group Party in manufacturing or creating Eligible Finished Goods Inventory, or for sale to third parties as raw materials, in the ordinary course of such Obligated Group Party’s business and is of good and merchantable quality.  Inventory which is obsolete, unsalable, damaged, defective, or discontinued, is not includable as part of Eligible Raw Materials Inventory.  Display items, work-in-process and packing and shipping materials are not includable as part of Eligible Raw Materials Inventory.

(iv)          Not on Consignment.  It is not placed on consignment.

(v)           Acceptable to Bank as Collateral.  It is otherwise acceptable to the Bank in Bank’s reasonable discretion.

(vi)          No Grower’s Liens.  It is not subject to any Grower’s Lien, unless Bank has received a lien waiver or subordination agreement letter, in form and substance acceptable to Bank, waiving such Grower’s Lien or fully subordinating such Grower’s Lien to Bank’s paramount security interest.

“Events of Default” means those events of default set forth in Section 6.1 (each, an “Event of Default”).

“Facility 1” has the meaning set forth in Recital A above.

“Facility 1 Expiration Date” has the meaning set forth in Section 2.2 below.

“Facility 1 Maturity Date” has the meaning set forth in Section 2.2 below.

“Facility 1 Maximum Committed Amount” has the meaning set forth in Recital A above.

“Facility 1 Maximum Funding Amount” means Ten Million and No/100 Dollars ($10,000,000.00).

“Facility 1 Note” has the meaning set forth in Recital B above.

“Facility 2” has the meaning set forth in Recital A above.

“Facility 2 Maturity Date” has the meaning set forth in Section 2.3 below.

“Facility 2 Note” has the meaning set forth in Recital B above.

“Facility Fee” has the meaning set forth in Section 2.6 below.

“Fee and Rate Schedule” means the tiered fee and rate schedule attached hereto as Exhibit C.

“Fixed Charge Coverage Ratio” means, for the Obligated Group for the applicable period, (a) EBITDAR minus cash taxes, cash dividends, and Maintenance Capital Expenditures, divided by (b) the sum of all required principal payments (on short and long term debt and capital leases), interest and rental or lease expense.

“GAAP” means generally accepted accounting principles, consistently applied.

“Grower Lien” any lien on any collateral for any Credit Facility pursuant to PACA or any other Agricultural Law.

“Ground Lease” means that certain ground lease by and among Lyle Rader, Sue Rader, Brad Rader and Julie Newell (formerly known as Julie Rader) and RFAC dated as of May 17, 2007.

“Guarantor” means, each person or entity guaranteeing all or any portion of Borrower’s obligations under the Loan Documents, or all or any portion of any other party’s obligations under the Loan Documents, pursuant to a Guaranty, including those parties described in Recital C above (collectively, the “Guarantor” or “Guarantors”).  “Guarantor” also means any indemnitor under any indemnity agreement.

“Guaranty” means, each guaranty executed or required to be executed in favor of Bank in connection with any of the Credit Facilities, including each continuing guaranty, payment guaranty, payment and performance guaranty, or other guaranty or indemnity agreement (collectively, the “Guaranty” or “Guaranties”).

“Home Page” means Borrower’s corporate home page on the World Wide Web accessible through the Internet via the universal resource locator (URL) identified as “www.inventuregroup.net” or such other universal resource locator that Borrower shall designate in writing to Bank as its corporate home page on the World Wide Web.

“Hazardous Substance” means and includes any substance, material, or waste, including asbestos, petroleum, and petroleum products (including crude oil), that is or becomes designated, classified, or regulated as “toxic” or “hazardous” or a “pollutant,” or that is or becomes similarly designated, classified, or regulated, under any federal, state, or local law, regulation, or ordinance, but does not include any such substance that is a customary and ordinary household, cleaning, or office product used by Borrower or any tenant or agent of Borrower, provided such use is in accordance with applicable hazardous materials laws and regulations..

“Indemnified Costs” means all actual or threatened liabilities, claims, actions, causes of action, judgments, orders, damages (including foreseeable and unforeseeable consequential damages), costs, expenses, fines, penalties and losses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of Bank’s counsel), including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work (with respect to any property), or any resulting damages, harm, or injuries to the person or property of any third parties or to any natural resources, excepting those arising out of, or resulting, solely from the applicable Indemnified Party’s gross negligence or willful misconduct.

“Indemnified Parties,” means Bank, its parent, subsidiary, and any affiliated companies, any assignees of any of Bank’s interest in any of the Credit Facilities or the Loan Documents, any owners of participation or other interests in any of the Credit Facilities or the Loan Documents, and the officers, directors, employees, and agents of each of them (each individually, an “Indemnified Party”).

“Initial Minimum TNW Amount” means Fourteen Million Seven Hundred Fifty Thousand and No/100 Dollars ($14,750,000.00).

“Insolvency Payments” means all monetary obligations incurred or accrued during the pendency of any Insolvency Proceeding regardless of whether allowed or allowable in such proceeding.

“Insolvency Proceeding” means any bankruptcy, receivership, or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships.

“La Cometa” has the meaning set forth in Recital C above.

“Leverage Ratio” means, for the Obligated Group, the relationship, expressed as a numerical ratio, between:  (a) Total Funded Debt of the Obligated Group, and (b) EBITDA of the Obligated Group on a

rolling four (4) quarter basis, calculated at the end of each fiscal quarter, using the results of that fiscal quarter and each of the three (3) immediately preceding fiscal quarters.

“Loan” and “Loans” have the meanings set forth in Recital A above.

“Loan Documents” has the meaning set forth in Recital D above.

“Maintenance Capital Expenditures” means One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

“Minimum TNW Amount” means, initially, the Initial Minimum TNW Amount; provided, however, that Bank shall have the right to increase or decrease this Initial Minimum TNW Amount as determined by Bank based upon the post-Rader Acquisition consolidated balance sheet of Borrower that Borrower is required to promptly deliver to Bank; provided further, however, that the Minimum TNW Amount shall be increased annually, as of the end of each fiscal year of Borrower, by an amount equal to fifty percent (50%) of Borrower’s consolidated positive net income in accordance with GAAP.

“Net Eligible Accounts” means the sum of (a) all Eligible Accounts, less (b) all Royalties Payable, less (c) all Contra Accounts Payable.

“New Facility 1 Maximum Committed Amount” has the meaning set forth in Section 2.2 below.

“Notes” means all promissory notes, instruments, reimbursement agreements, or other contracts or agreements evidencing the terms and conditions of the Obligations, including the Facility 1 Note and the Facility 2 Note.

“Obligations” or “obligations” means all obligations, indebtedness, and liabilities of Borrower to Bank, or any of Bank’s Affiliates, successors or assigns, of every kind and nature, including but not limited to all loans, advances, drafts, overdrafts, checks, promissory notes, and all other debts, liabilities, and obligations of every kind owning by Borrower to Bank, whether direct or indirect, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated, of the same or a different nature, whether now existing or hereafter incurred or created, or whether incurred directly or acquired by Bank by assignment or otherwise, including interest thereon and all costs, expenses, and reasonable attorney’s fees (including the fees of in-house counsel) paid or incurred by Bank at any time before or after judgment in attempting to collect any of the foregoing, to realize on any collateral securing any of the foregoing, to realize on any guaranty or indemnity executed in connection with the foregoing, and to enforce this Agreement.  The “Obligations” specifically include, but are not limited to, all indebtedness of Borrower to Bank under the Credit Facilities, and all advances made by Bank to or for the benefit of Borrower thereunder, and Surrendered Payments.  In the event that Bank makes any Surrendered Payment, including pursuant to a negotiated settlement, the Surrendered Payments shall immediately and automatically without any further action required on behalf of Bank or any other party, be reinstated as Obligations, regardless of whether this Agreement has been terminated, cancelled, or released pursuant to its terms or otherwise and regardless of whether Bank has surrendered, terminated, cancelled, or released this Agreement prior to returning any Surrendered Payments.  Unless Borrower shall have otherwise agreed in writing, for the purposes of this Agreement, “Obligations” shall not include “consumer credit” subject to the disclosure requirements of the Federal Truth in Lending Act or any regulations promulgated thereunder.

“Obligated Group” and “Obligated Group Parties” shall mean, collectively, (a) Borrower, (b) La Cometa, (c) PBC, (d) Tejas, (e) Boulder, (f) BN Foods, and (g) RFAC (each, individually, an “Obligated Group Party”).

“PACA” means the Perishable Agricultural Commodities Act, as such may be amended, recodified, and in effect from time to time.

“Patriot Act” has the meaning set forth in Section 8.22 below.

“Payment” and “Payments” have the meaning set forth in Section 2.7 below.

“PBC” has the meaning set forth in Recital C above

“Plan” has the meaning set forth in Section 4.10 below.

“Rader Acquisition” means the acquisition by RFAC and/or the other Obligated Group Parties, of all or a portion of the assets of RADER FARMS, INC., which acquisition is being financed in part with the proceeds of the Credit Facilities.

“Rader Acquisition Assets” means all business assets of RADER FARMS, INC. being acquired by RFAC and/or the other Obligated Group Parties as part of the Rader Acquisition.

“RE Deed of Trust” means that certain Leasehold Deed of Trust, with Assignment of Rents, Security Agreement, and Fixture Filing, executed by RFAC, as Trustor, for the benefit of Bank, as Beneficiary granting a first- priority lien on Lessee’s Rights under the Ground Lease, subject only to such title exceptions as are approved by Bank, which (a) secures the RE Loan Agreement and all obligations of Borrower in connection with the RE Loan, and (b) also secures all obligations of Borrower in connection with the Loans.

“RE Loan” means that certain loan anticipated to be made by Bank to Borrower, in the approximate amount of Four Million and No/100 Dollars ($4,000,000.00) pursuant to the RE Loan Agreement.  The Loans and the RE Loan shall be cross-collateralized and cross-defaulted.

“RE Loan Agreement” means that certain loan agreement between Borrower and Bank evidencing the RE Loan, which shall be in form and substance acceptable to Bank.

“RE Loan Closing Date” means the date of recordation of the RE Deed of Trust or such earlier date when any RE Loan proceeds as funded by Bank to Borrower or for Borrower’s benefit.

“RE Loan Documents”  means all documents which evidence, guarantee, secure, or otherwise pertain to the RE Loan, including but not limited to the RE Loan Agreement, the RE Deed of Trust, and any other security instrument or agreement securing the RE Loan.

“Request for Credit” means a written request signed by Borrower requesting a disbursement of funds under this Agreement (or a telephonic, telefax, or electronic mail request as allowed pursuant to the terms of this Agreement), together with such documentation and information as Bank may require and meeting the requirements set forth in this Agreement and the other Loan Documents.

“Requirements” means all existing and future laws, regulations, orders, codes, restrictions, and requirements of, and all permits and approvals from, and agreements with and commitments to, all governmental, judicial, or legal authorities having jurisdiction over Borrower’s and/or any other Obligated Group Party’s business.

“RFAC” has the meaning set forth in Recital C above

“RFAC Eligible Inventory”  means, collectively, the value of RFAC’s inventory so long as it meets the following conditions:

(i)             Ownership.  It is owned and assignable by RFAC free of any title defects or all claims, encumbrances and security interests (except Bank’s paramount security interest).

(ii)            Location.  It is permanently located at locations which RFAC has disclosed to the Bank and which are acceptable to the Bank.  If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank, and if the inventory is located at any location not owned or leased by any of the Obligated Group Parties, then Bank shall have received a Bailee’s Letter for such inventory.

(iii)           Held for Sale; Quality.  It is held for sale or use in the ordinary course of RFAC’s business and is of good and merchantable quality.  Inventory which is obsolete, unsalable, damaged, defective, discontinued, in-transit, or slow-moving or which has been returned by the buyer, is not includable as part of RFAC Eligible Inventory.  Display items, work-in-process and packing and shipping materials are not includable as part of RFAC Eligible Inventory.

(iv)          Not on Consignment.  It is not placed on consignment.

(v)           Acceptable to Bank as Collateral.  It is otherwise acceptable to the Bank in Bank’s reasonable discretion.

(vi)          No Grower’s Liens.  It is not subject to any Grower’s Lien, unless Bank has received a lien waiver or subordination agreement letter, in form and substance acceptable to Bank, waiving such Grower’s Lien or fully subordinating such Grower’s Lien to Bank’s paramount security interest.

“Royalties Payable” means, the aggregate of all accrued and unpaid royalties payable of the Obligated Group as show on Borrower’s consolidated balance sheet.

“Security Agreement” means any pledge, assignment, or grant of a security interest in favor of Bank of all or any portion of the Obligated Group’s assets, including the assignment and security interest created in favor of Bank pursuant to that certain Security Agreement (Blanket - All Business Assets) being executed by each Obligated Group Party in favor of Bank dated of even date herewith.  Each Security Agreement shall be in form and substance acceptable to Bank.

“Subject Party” means, for any and all financial covenants set for this Agreement, the subject party (i.e., Borrower, Guarantor, Obligated Group, or other applicable party) or each subject party, as the context may require, with respect the particular covenant.  For any Subject Party who does not have a separate fiscal year end for tax reporting purposes, the fiscal year will be deemed to be the calendar year.

“Surrendered Payments” means, collectively, the amount of any payments made to Bank or any other party on behalf of Borrower or any other Obligated Group Party (including payments resulting from liquidation of collateral) which are recovered from the Bank by a trustee, receiver, creditor, or other party pursuant to applicable federal or state law.

“Swap Contract” means, individually and collectively, as the context may require, any rate lock agreement or interest rate protection agreement, such as any rate lock agreement, interest rate swap agreement, the International Swaps and Derivatives Association, Inc. Master Agreement, or similar agreement or arrangements now existing or hereafter entered into by Borrower and/or any other Obligated Group Party and Bank in connection with one or more of the Credit Facilities, to hedge the risk of variable rate interest volatility or fluctuations in interest rates, as any such agreement or arrangement may be modified, supplemented and in effect from time to time.

“Swap Payments” has the meaning set forth in Section 5.1.

“Tangible Net Worth” means (1) the total of all assets properly appearing on the consolidated balance sheet of Borrower (i.e. of the Obligated Group) in accordance with GAAP, less (2) the sum of (i) the book amount of all such assets which would be treated as intangibles under GAAP, including, without limitation, all such items as goodwill, trademarks, trademark rights, trade names, trade name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expenses, (ii) any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the date of the Agreement, (iii) all reserves which have not already been deducted in calculating total assets on Borrower’s consolidated balance sheet, including reserves for depreciation, depletion, insurance, and inventory valuation, but not including contingency reserves not allocated for any particular purpose and not deducted from assets, (iv) the amount, if any, at which any shares of stock of Borrower or any other Obligated Group Party appear on the asset side of such balance sheet, (v) all liabilities of Borrower or any other Obligated Group Party shown on such balance sheet, (vi) all investments in foreign affiliates and non-consolidated domestic affiliates, and (vii) all accounts or notes due to Borrower or any other Obligated Group Party from any shareholder, director, officer, employee or affiliate of Borrower or any other Obligated Group Party or from any relative of such party.

“Tejas” has the meaning set forth in Recital C above.

“Total Funded Debt” means, for the Obligated Group for the applicable period, the sum of (a) outstanding borrowings under the Credit Facilities and the Real Estate Loan, plus (b) the face amount of issued and outstanding letters of credit, plus (c) the aggregate outstanding principal balance of all other indebtedness for borrowed money, including capital lease obligations, plus (d) the aggregate of all guaranties executed by Borrower or any other Obligated Group Party.

“Unmatured Event of Default” means an event that, with notice or the passage of time, or both, could become an Event of Default.

“Unused Commitment Fee” has the meaning set forth in Section 2.2.

1.             Conditions Precedent to Closing and Disbursements.

1.1          Conditions to Closing.  Before Bank becomes obligated to close the Loans herein contemplated or make any disbursement under this Agreement, the following closing conditions shall have been satisfied at Borrower’s sole cost and expense in a manner acceptable to Bank in its sole and absolute discretion. No waiver of any closing condition is effective unless expressly made in writing by Bank.

(a)           Financial Statements of Borrower and Other Financial Information; Pro Forma Financial Statements and Information.

(i)            Borrower shall have delivered to Bank all financial statements and other financial information currently required under the Loan Documents, certified as being true, correct, and complete in all material respects by an authorized officer of Borrower or other applicable parties.  All such financial information shall be prepared on a consolidated basis with the other Obligated Group Parties.

(ii)           Borrower shall deliver to Bank (1) pro forma financial statements giving effect to the Rader Acquisition, which demonstrate, in the Bank’s reasonable judgment, together with all other information then available to the Bank, that each Obligated Group Party can repay its debts and satisfy its other obligations as and when they become due, and can comply with the financial covenants contained in this Agreement, (2) such information as the Bank may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (3) filed form 10-K financial statements for the fiscal period ended December 30, 2006, and (4) audited financial statements for RADER FARMS, INC. for its prior two (2) fiscal years.

(b)           Organizational Documents and Certificates.  Borrower shall have delivered to Bank, for each party to each of the Loan Documents:

(i)            All organization documents and evidence of due formation and good standing requested by Bank in its sole and absolute discretion.

(ii)           All resolutions, certificates of authority, incumbency certificates, or other evidence of authorization requested by Bank in its sole and absolute discretion.

(iii)          Evidence of such party’s Federal Tax Identification Number.

(iv)          An Article 9 Certificate in form and substance acceptable to Bank.

(c)           Loan Documents and Other Items.  Borrower shall have duly executed or obtained the due execution of, and delivered to Bank, all Loan Documents and other items required by Bank to be executed in connection with the Loans, including but not limited to this Agreement, the Note, the Security Agreement required hereunder, UCC-1 financing statements, and any and all other such documentation otherwise required by Bank to fulfill the purposes of this Agreement.

(d)           Security Interests Perfected.  Bank’s security interest in all property pledged as collateral security for the Loans, as described in one or more Security Agreements executed by Borrower, and/or any third party pledgor, in favor of Bank, shall have been duly perfected in a first-priority lien position, except for the Approved Existing Lien Collateral, wherein Bank’s security interest shall have been duly perfected in a second-priority lien position subject only to the applicable Approved Existing Liens.

(e)           Insurance.  Borrower shall have provided evidence that there is in effect all insurance required by Bank pursuant to this Agreement and the other Loan Documents, written by insurers, and in form and in amount satisfactory to Bank in its sole and absolute discretion.

(f)            Accounts Opened.  Borrower shall have opened all accounts required pursuant to the Loan Documents, if any.

(g)           Fees.  Borrower shall have paid to Bank, in immediately available funds, all fees and costs called for under this Agreement or by any Loan commitment letter, including but not limited to the Facility Fee.

(h)           No Default.  No event shall have occurred and be continuing which would constitute a default or Event of Default (as defined in the applicable document) or an Unmatured Event of Default under any of the Loan Documents.

(i)            No Material Adverse Change.  Bank shall have received evidence acceptable to Bank, including the financial and other information described in Section 1.1(a) above, and shall have determined that (i) there has been no material adverse change in the financial condition of Borrower and/or any other Obligated Group Party since the most current financial statements and other financial information given to Bank by Borrower, except as disclosed in writing to Bank and found acceptable to Bank in its sole and absolute discretion, and (ii) the Rader Acquisition will not cause a material adverse change in the financial condition of Borrower and/or any other Obligated Group Party.

(j)            No Litigation.  Bank shall have received evidence acceptable to Bank, and shall have determined, that no litigation or other action, proceedings, or investigation is pending against Borrower or any other Obligated Group Party, except for those previously disclosed by Borrower to Bank in writing, and Bank shall have determined that no such litigation or other action, proceedings, or investigation exists that could result in a material adverse change in Borrower’s or and/or any other Obligated Group Party’s financial condition, operations, or ability to timely perform any of their respective obligations under the Loan Documents.

(k)           Third Party Consents.  Bank shall have received, reviewed and approved evidence acceptable to Bank that all third party consents and approvals have been obtained to allow Borrower and/or any other Obligated Group Party, as the case may be, to complete the Rader Acquisition, close the Loans and perform under the Loan Documents, and close the RE Loan and perform under the RE Loan Documents when such are fully executed.

(l)            Opinion Letters.  Borrower has delivered to Bank a favorable opinion from independent counsel, opining to such matters as Bank may require, in form and substance satisfactory to Bank in its sole and absolute discretion, by counsel acceptable to Bank for Borrower and/or any other parties to the Loan Documents.

(m)          Rader Acquisition.  Bank has received evidence acceptable to Bank in its sole and absolute discretion that the Rader Acquisition has closed and all Rader Acquisition Assets have been acquired by and transferred to RFAC free and clear of liens and encumbrances other than the Approved Existing Liens, and that the Ground Lease has been acquired by and transferred to RFAC free and clear of liens and encumbrances other than those approved by Bank.

(n)           Miscellaneous.  Borrower shall have delivered to Bank any other item reasonably deemed necessary by Bank and shall have fulfilled any other condition reasonably required by Bank to fulfill the intention of this Agreement and any Loan commitment issued to Borrower.

1.2          Conditions to Each Disbursement.  Before Bank becomes obligated to make any disbursement of funds or to extend any credit or make any financial accommodation under this Agreement, the following conditions shall have been satisfied at Borrower’s sole cost and expense in a manner acceptable to Bank in its sole and absolute discretion.  No waiver of any condition is effective unless expressly made in writing by Bank.

(a)           Closing Conditions.  All closing conditions set forth above shall have been satisfied, and shall be and remain satisfied as of the date of any disbursement of funds or extension any credit, or shall have been waived or deferred by Bank in its sole and absolute discretion.

(b)           Request for Credit.  For each disbursement or extension of credit under this Agreement, Bank shall have received a complete and accurate Request for Credit from Borrower as described below, and Bank shall have determined that all conditions contained in this Agreement to the disbursement set forth in the Request for Credit have been met.

(c)           Representations.  All representations and warranties of Borrower and the other Obligated Group Parties under this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any disbursement of funds or extension any credit.

(d)           Closing of Real Estate Loan Prior to Disbursements in Excess of Maximum Funding Amount.  Prior to any advance of Loan funds under Facility 1 in excess of the Facility 1 Maximum Funding Amount, the RE Loan shall have closed, the RE Deed of Trust shall have been recorded in the applicable public records, and all conditions to closing and disbursement set forth in the RE Loan Documents shall have been satisfied by Borrower or any other applicable Obligated Group Party (or waived in writing by Bank) as determined by Bank in its sole and absolute discretion.

2.             Credit Facilities.

2.1          Scope.  The agreement governs Facility 1 and Facility 2, and covers other Credit Facilities, unless otherwise agreed to in writing by Bank and Borrower or prohibited by applicable law.  If Bank and Borrower have entered into, or in the future enter into, a separate agreement regarding any Credit Facility other than Facility 1 and Facility 2, in the event of a conflict between the terms of this Agreement and the terms of the other separate written loan agreement or other agreement as to such Credit Facility, the terms of that separate agreement as to such Credit Facility shall control.

2.2          Facility 1 - Revolving Line of Credit Loan.

(a)           Revolving Line of Credit.  Facility 1 is a revolving line of credit with a within line facility for letters of credit.  During the availability period, Borrower may repay principal amounts and reborrow them.  Borrower agrees not to permit the outstanding principal balance of Facility 1 plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility 1 Maximum Committed Amount, as such may be reduced pursuant to Section 2.2(h) below.  If Borrower exceeds this limit, Borrower will immediately pay the excess to Bank upon Bank’s demand.  Bank may apply payments received from Borrower under this Section to the obligations of Borrower to Bank in the order and the manner as Bank, in its discretion, may determine.

(b)           Availability; Borrowing Base.  Availability under the Facility 1 line of credit will be governed by a borrowing base formula, and is available between the date of this Agreement and June 30, 2011 (the “Facility 1 Expiration Date”) unless Borrower is in default.  The outstanding principal balance of Facility 1 plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed under Facility 1, shall not exceed the Borrowing Base.  Borrower will provide Bank with information regarding the Borrowing Base in such form and at such times as Bank may request.

(c)           Maturity Date.  The maturity date of Facility 1 is June 30, 2011 (the “Facility 1 Maturity Date”).  All sums owing under Facility 1 shall be due and payable no later than the Facility 1 Maturity Date.

(d)           Facility 1 Interest Rate and Repayment Terms.  All advances under Facility 1 shall bear interest at the interest rate set forth in the Facility 1 Note.  The Borrower shall repay Facility 1 pursuant to the terms of the Facility 1 Note.

(e)           Facility 1 Maximum Funding Amount Limitation.  Notwithstanding anything herein to the contrary, Lender shall not be obligated to make any advance of Loan funds under Facility 1 in excess of the Facility 1 Maximum Funding Amount unless and until the RE Loan has closed, the RE Deed of Trust has been recorded in the applicable public records, and all conditions to closing and disbursement set forth in the RE Loan Documents have been satisfied by RFAC and/or the other applicable Obligated Group Parties (or waived in writing by Bank) as determined by Bank in its sole and absolute discretion.

(f)            Unused Commitment Fee.  Borrower shall pay to Bank an unused commitment fee (the “Unused Commitment Fee”) on the average daily unused portion of Facility 1 (i) for the calendar quarters ending June, 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008, and June, 30, 2008, at the rate of fifteen-hundredths of one percent (0.15%) (15 basis points) per annum, and (ii) for each calendar quarter thereafter, at the tiered rate determined in accordance with Fee and Rate Schedule attached hereto as Exhibit C, such fee calculated quarterly and payable in arrears by Borrower, in immediately available funds, within fifteen (15) days after the end of each calendar quarter for which the fee is owing.

(g)           Voluntary Commitment Reductions.  Borrower may elect to voluntarily permanently reduce the Facility 1 Maximum Committed Amount and the remaining available line of credit (each, a “Commitment Reduction”) from time to time so long as all of the following conditions are satisfied as determined by Bank in its sole and absolute discretion, unless otherwise waived in writing by Bank:

(i)            Notice of Election to Reduce Commitment.  Borrower shall deliver to Bank, at least ten (10) days prior to the requested effective date of such Commitment Reduction (the “Commitment Reduction Date”), a written notice of Borrower’s election to make the Commitment Reduction (a “Commitment Reduction Notice”) in form and substance satisfactory to Bank in its reasonable discretion.  The Commitment Reduction Notice shall specify (1) the requested Commitment Reduction Date, which shall be not less than ten(10) days nor more than thirty (30) days after the date of the Commitment Reduction Notice, (2) the amount of the Facility 1 Maximum Committed Amount immediately after the Commitment Reduction (the “New Facility 1 Maximum Committed Amount”), (3) Borrower’s agreement that the outstanding principal balance of Facility 1 plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed shall not exceed the New Facility 1 Maximum Committed Amount as of the Commitment Reduction Date, and (4) that such Commitment Reduction to the new reduced Facility 1 Maximum Committed Amount shall be a permanent reduction to the Facility 1 Maximum Committed Amount and the remaining availability under the line of credit.

(ii)           Outstanding Balance; Principal Paydown.  The outstanding principal balance of Facility 1 plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, shall not exceed the New Facility 1 Maximum Committed Amount.  If the outstanding principal balance of Facility 1 plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, exceeds the New Facility 1 Maximum Committed Amount, Borrower shall make a principal payment on or before the Commitment Reduction Date to pay down Facility 1 to the New Facility 1 Maximum Committed Amount, and the Facility 1 Maximum Committed Amount will not be so reduced unless and until such principal payment to pay down Facility 1 to the New Facility 1 Maximum Committed Amount is made.

(iii)          No Default.  Unless otherwise agreed in writing by Bank, no default or Event of Default (as defined in the applicable document), or Unmatured Event of Default shall have occurred and be continuing under any of the Loan Documents, and if the RE Loan has closed, no default or Event of Default (as defined in the applicable document), or Unmatured Event of Default shall have occurred and be continuing under the RE Loan.

(h)           Letters of Credit.   This line of credit may be used for financing:

(i)            Commercial letters of credit or standby letters of credit but not to extend beyond the Facility 1 Expiration Date.  Each commercial letter of credit will require drafts payable at sight.

(ii)           The amount of the letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed One Million and No/100 Dollars ($1,000,000.00).

(iii)          For each letter of credit issued hereunder, Borrower shall pay to Bank an annual non-refundable letter of credit fee, payable in advance, in accordance with the Fee and Rate Schedule attached hereto as Exhibit C.

With respect to any letter of credit issued pursuant to this Agreement, Borrower agrees as follows:

(1)           Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under Facility 1.  The amount will bear interest and be due as described elsewhere in this Agreement and the Facility 1 Note.

(2)           Upon the occurrence of a default or Event of Default (as defined in that document, subject to applicable notice and cure periods) under any of the Loan Documents, Borrower shall immediately prepay and make Bank whole for any outstanding letters of credit.

(3)           The issuance of any letter of credit or any amendment to any letter of credit is subject to the Bank’s prior written approval and shall be in form and substance acceptable to Bank and in favor of a beneficiary acceptable to Bank.

(4)           Borrower shall sign Bank’s form of Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit and such other related documents reasonably requested by Bank.

(5)           Borrower shall pay any issuance and/or other fees that Bank notifies Borrower will be charged for issuing and processing any letter of credit for Borrower.

(6)           Borrower shall allow Bank to automatically charge the Account for applicable fees, discounts, and other charges related to any letter of credit issued hereunder.

2.3          Facility 2 - Term Loan.

(a)           Term Loan.  Facility 2 is a term loan.  The Facility 2 Loan Amount shall be disbursed concurrently with the closing of the Loans in a single disbursement (unless otherwise agreed by Bank).  Borrower may not reborrow principal amounts repaid under Facility 2.

(b)           Maturity Date.  The maturity date of Facility 2 is May 31, 2014 (the “Facility 2 Maturity Date”).  All sums owing under Facility 2 shall be due and payable no later than the Facility 2Maturity Date.

(d)           Facility 2 Interest Rate and Repayment Terms.  All advances under Facility 2 shall bear interest at the interest rate set forth in the Facility 2 Note.  Borrower shall repay Facility 2 pursuant to the terms of the Facility 2 Note.

2.4          Disbursements.

(a)           Disbursement to Pay Fees and Costs; Debit of Loans at Closing.  Acting in its reasonable discretion, Bank may use loan funds to pay fees owing to Bank, interest on the Credit Facilities, legal fees and expenses of Bank’s attorneys which are payable by Borrower, and such other sums as may be owing from time to time by Borrower to Bank with respect to the Credit Facilities, all without further notice to or authorization by Borrower.  Bank at its option may make any such payment on Borrower’s behalf by (a) debiting loan funds in the amount of the payment and disbursing such amount to itself, or (b) disbursing all or part of the payment amount into the Account (if any), and then either debiting the Account (if any) or invoicing Borrower in the amount of the payment(s).  As of the day the Loans close, Bank is authorized to make payments on Borrower’s behalf by debiting loan funds and disbursing such amounts to itself for all costs and expenses payable by Borrower to Bank pursuant to the terms of this Agreement, if such have not been received by Bank in immediately available funds directly from Borrower’s own funds.

(b)           Interest on Disbursements.  Interest on each disbursement, whether initiated by Borrower or Bank, shall be payable from the time Bank debits loan funds in the amount of such disbursement.

(c)           Requests for Credit.   Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank (each, a “Request for Credit”).  Borrower authorizes either STEVE WEINBERGER or ERIC KUFEL to sign all Requests for Credit and other documents in connection with the administration of the Credit Facilities.  Borrower represents and warrants to Bank that the following signatures are specimen signatures of the persons named in the preceding sentence:

/s/ Steve Weinberger	/s/ Eric Kufel
Steve Weinberger	Eric Kufel

(d)           Disbursements Into Account.  Unless Bank and Borrower have otherwise agreed in writing, Bank shall make disbursements into the Account.

(e)           Telephone, Telecopy, or Electronic Mail Authorization.

(i)            The Bank may honor telephone, telecopy, or electronic mail instructions for advances or repayments given by any person authorized to sign a Request for Credit pursuant to the terms of this Agreement, or any one of the individual signer(s) of this Agreement, or a person or persons authorized by any person authorized to sign a Request for Credit pursuant to the terms of this Agreement or any one of the signer(s) of this Agreement.

(ii)           Borrower hereby indemnifies, defends, and holds Bank and all Indemnified Parties harmless for, from, and against all liability, loss, and costs in connection with any act resulting from telephone, telecopy, or electronic mail instructions it reasonably believes are made by any person authorized to sign a Request for Credit pursuant to the terms of this Agreement, or by one of the individual signer(s) of this Agreement, or by a person or persons authorized by any person authorized to sign a Request for Credit pursuant to the terms of this Agreement or any one of the signer(s) of this Agreement, or by any other individual authorized by Borrower to give such instructions.  This indemnity shall survive the termination of Agreement and/or the payment in full of any and all Credit Facilities.

2.5          Disbursement Conditions.

(a)           Fulfillment of Conditions.  Bank need not make any disbursement under any of the Credit Facilities until Borrower fulfills all conditions of the Loan Documents, at Borrower’s sole cost and expense and in a manner acceptable to Bank in it sole and absolute discretion (unless another standard is specified) including the closing and disbursement conditions set forth in Section 1 above.  If Bank makes a disbursement before fulfillment of one or more required conditions, that disbursement alone shall not be a waiver of such conditions, and Bank reserves the right to require their fulfillment before making any subsequent disbursements.  Bank shall have no obligation to disburse any loan funds or make an financial accommodations to or for Borrower if an Event of Default has occurred or an Unmatured Event of Default has occurred and is continuing.

(b)           Deferral of Conditions; Conditions Subsequent.  If Borrower has not fulfilled all closing and disbursement conditions prior to the date set for closing the Loans, Bank, at its option, may close the Loan and may disburse some or all loan funds subject to Borrower’s compliance with any or all such condition(s) as conditions subsequent to the closing.  In such event, Bank shall notify Borrower of the conditions subsequent that must be met and the time period(s) within which Borrower is required to comply.  If no time period for compliance is specified by Bank as to any condition subsequent, then Borrower shall comply with such condition subsequent within thirty (30) days of the date of closing of the Loans.  Failure of Borrower to comply with all conditions subsequent within the applicable time periods shall be an Event of Default hereunder.

2.6          Facility Fee.  Borrower shall pay to Bank in immediately available funds (unless paid from Loan funds as specifically set forth below), on or prior to the closing of the Loans, a closing and facility fee (the “Facility Fee”) in an amount equal to Twenty Thousand and No/100 Dollars ($20,000.00).

2.7          Automatic Deduction.

(a)           Payments and Fees.  Borrower agrees that payments and fees due from Borrower to Bank on the Notes and/or pursuant to the terms of this Agreement or other Loan Documents (each a “Payment” and collectively, “Payments”), including any Unused Commitment Fees due hereunder, will be deducted automatically on the due date from the Account.

(b)           Date of Debit.  Bank will debit the Account on the dates that Payments become due.  If a due date does not fall on a Banking Day (as such term is defined in the Note), Bank will debit the Account on the first Banking Day following the due date.

(c)           Maintenance of Funds.  Borrower will maintain sufficient funds in the Account on the dates Bank enters debits authorized by this Agreement.  If there are insufficient funds in the Account on the date Bank enters any debit authorized by this Agreement, the debit will be reversed.

(d)           Security.  Borrower hereby grants to Bank a security interest in the Account, and any other accounts from which Borrower may hereafter authorize Bank to debit payments due on the Credit Facilities, for the purpose of securing the payment of amounts Bank is authorized to deduct from the Account or such other accounts.  The security interest is granted only to the extent of such authorized deductions, and does not create a lien to secure any other obligation owed by Borrower to Bank, whether under this Agreement or otherwise.

2.8          Collateral Security.

(a)           Collateral.  The Credit Facilities shall be secured by all of the following:

(i)            Business Assets.  A first-priority security interest in all business assets of the Obligated Group, including but not limited to all Rader Acquisition Assets being purchased by RFAC as part of the Rader Acquisition, as more particularly described in one or more Security Agreements; provided, however, that as to any business assets subject to an Approved Existing Lien, Bank shall obtain a second-priority security interest, subject only to the Approved Existing Lien; provided further, however, that with respect to any vehicles currently owned by any being purchased as part of the Rader Acquisition Assets, no lien of Bank on the certificates of title for such vehicles shall be required.

(ii)           Accounts.  An assignment of, and first-priority security interest in the Account and all other accounts of Borrower, and all funds contained or deposited therein.

(iii)          Swap Contract Payments.  An assignment of, a lien on, and first-priority security interest in all payments due at any time and from time to time from Bank to Borrower under any Swap Contract.

(b)           Release of Collateral.  Unless otherwise agreed in writing by Bank, Bank’s security interest in all collateral for the Loan shall be released by Bank when the Credit Facilities are paid in full and no further credit or financial accommodations are available to Borrower thereunder unless such collateral also serves as collateral for other indebtedness of Borrower or any other party to Bank; provided, however, that if there is any conflict in the release terms contained in any security agreement, assignment, or other security instrument as to the terms upon which the Bank’s security interest in the collateral described in that document (or any portion thereof) shall be terminated and/or released, and the terms of this Section, then the terms of any such security agreement, assignment, or other security instrument shall control and govern the collateral described therein.

(c)           Collateral Documents.  Borrower and each other Obligated Group Party agrees to execute and/or authorize, as the case may be, any and all documents, including security agreements and financing statements, as Bank may reasonably request in order to create, perfect, or continue the security interests described above.

(d)            Cross-Collateralization; Payment Application.

(i)             Borrower and each other Obligated Group Party understands and acknowledges that certain collateral will secure both Facility 1 and Facility 2, and may secure other Obligations (which will include the RE Loan effective as of the RE Loan Closing Date), and thus Facility 1 and Facility 2 (and any other secured Obligations) will be cross-collateralized by such collateral.  Without limitation, at the closing of the Credit Facilities the Security Agreement(s) executed by Borrower and/or the other Obligated Group Parties covering the collateral described therein will cover all Obligations, including Facility 1 and Facility 2, and thus Facility 1 and Facility 2 will be cross-collateralized by such collateral.

(ii)           Borrower and each other Obligated Group Party agrees that all involuntary payments and prepayments by liquidation of all or any portion of such collateral, through foreclosure or otherwise, shall be applied to Borrower’s obligations under the Loan Documents, and any other Obligations secured thereby, in such order and manner as Bank shall determine in its sole and absolute discretion.

(iii)          Borrower and each other Obligated Group Party understands and agrees that, unless otherwise agreed in writing by Bank, (i) Bank may direct the order and manner of any sale of all or any part of the collateral held for any Credit Facility, and Bank may also bid at any such sale, and (ii) Bank may apply any proceeds of any collateral to payment of Facility 1 and Facility 2 (and any other secured Obligations) in such manner, order, and priority as Bank may elect, whether or not those obligations are guaranteed by any Guaranty or secured by other collateral at the time of the application.

(iv)         Each of Borrower, RFAC, and each other Obligated Group Party understands and acknowledges that, effective as of the RE Loan Closing Date, (i) the RE Loan Deed of Trust encumbering the real and personal property described therein (the “RE Property”) will secure the RE Loan and will also secure Facility 1 and Facility 2, thus the RE Loan and Facility 1 and Facility 2 will be cross-collateralized by the RE Property, (ii) the Security Agreement(s) covering Borrower’s and each other Obligated Group Party’s business assets, including the Rader Acquisition Assets, will secure both the RE Loan and the Credit Facilities (and other indebtedness described therein), thus the Credit Facilities and the RE Loan will also be cross-collateralized by the collateral described in the Security Agreement(s).  All other collateral for the RE Loan, if any, will also secure the Credit Facilities.  All other collateral for the Credit Facilities, if any, will also secure the RE Loan.

(v)          Each of Borrower, RFAC, and each other Obligated Group Party agrees that all involuntary payments and prepayments by liquidation of the RE Property, or any portion thereof, as collateral under the RE Deed of Trust, through foreclosure or otherwise, shall be applied (i) first, to Borrower’s obligations under the RE Loan Documents; and (ii) then, to Borrower’s obligations under the Loan Documents and any other Obligations secured thereby in such order and manner as Bank shall determine in its sole and absolute discretion.

2.9          Termination of Existing Revolving Line of Credit.  As a material condition and a material consideration of the making of the Loans, Borrower hereby agrees that the existing revolving line of credit loan made pursuant to that certain Loan Agreement (Revolving Line of Credit Loan and Term Loan) dated as of August 19, 2005 between Borrower, formerly known as Poore Brothers, Inc., and Bank, as amended and modified prior to the date hereof, is hereby terminated and Bank shall have no obligation to make any disbursements thereunder.  There are no current outstanding sums due under this existing revolving line of credit loan.

3.             Covenants of Borrower.   Borrower and each other Obligated Group Party, as applicable to their respective businesses and assets, promises to keep each of the covenants set forth below, unless Bank has waived compliance in writing.

3.1          Compliance with Laws; Maintenance of Business.  Borrower and each other Obligated Group Party shall (a) comply with Requirements and shall maintain its existence and business operations in accordance therewith, (b) pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees, and other governmental monetary obligations (except as may be contested in good faith by proper proceedings if properly reflected on Borrower’s and the applicable Obligated Group Party’s books, and (c) comply with the terms of any and all agreements entered into by Borrower or any other Obligated Group Party, as the case may be, with respect to its business operations, including but not limited to all franchise, licensing, or similar contracts or agreements, unless the failure to comply would not a have materially adverse effect on Borrower’s or any other Obligated Group Party’s business, Borrower’s or any other Obligated Group Party’s financial condition, or Borrower’s or any other Obligated Group Party’s ability to repay the Credit Facilities.

3.2          Taxes; Additional Costs.  Borrower shall not deduct any taxes from any payments it makes to the Bank.  If any government authority imposes any taxes on any payments made by Borrower, Borrower shall pay the taxes and shall also pay to Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.  Upon request by the Bank, Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.  However, Borrower will not pay the Bank’s net income taxes.  Additionally, Borrower shall pay the Bank, on demand, for the Bank’s costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency.  The costs and losses (a) will be allocated to the loan in a manner determined by the Bank, using any reasonable method, and (b) include the following: (i) any reserve or deposit requirements, and (ii) any capital requirements relating to the Bank’s assets and commitments for credit.

3.3          Insurance.

(a)           Borrower and each other Obligated Group Party shall provide, maintain, and keep in force at all times until the Credit Facilities are paid in full and no further credit or financial accommodations are available to Borrower thereunder, any and all insurance Bank may from time to time require, covering (i) property damage (including loss of use and occupancy) to any of Borrower’s properties, (ii) public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and (ii) any other insurance which is usual for Borrower and/or Borrower’s business and/or each other Obligated Group Party and/or its business, all such insurance to be satisfactory to Bank as to amount, nature, and carrier.  Such insurance may include (A) comprehensive liability insurance naming

Bank as an additional insured, on an “occurrence” basis against claims for “personal injury” liability, including bodily injury, death, or property damage liability, with limits of not less than those required under current Bank policy, such insurance to be primary and noncontributory with any other insurance carried by Bank, and (B) such policy or policies of worker’s compensation insurance as may be required by applicable worker’s compensation insurance laws (including employer’s liability insurance, if required by Bank), covering all employees of Borrower and each other Obligated Group Party.

(b)           All policies of insurance required by Bank shall be issued by companies approved by Bank having an A.M. Best’s rating acceptable to Bank, with limits, coverage, forms, deductibles, inception and expiration dates and cancellation provisions acceptable to Bank.  An approval by Bank is not, and may not be deemed to be, a representation of the solvency of any insurer or the sufficiency of any amount of insurance.  Each policy of insurance required under the Loan Documents shall provide that it may not be modified or canceled without at least thirty (30) days’ prior written notice to Bank.  When any required insurance policy expires, Borrower and any other applicable Obligated Group Parties, as the case may be, shall furnish Bank with proof acceptable to Bank that the policy has been reinstated or a new policy issued, continuing in force the insurance covered by the expired policy.  Borrower and any other applicable Obligated Group Parties, as the case may be, shall also furnish evidence satisfactory to Bank that all premiums for such policy have been paid within thirty (30) days of renewal or issuance.  If Bank fails to receive such proof and evidence, Bank has the right, but not the obligation, to obtain current coverage and advance funds to pay the premiums for it.  Borrower and/or any other applicable Obligated Group Parties, as the case may be, shall repay Bank immediately on demand for any advance for such premiums, which will be an additional loan to Borrower bearing interest at the Default Rate.  At Bank’s request, Borrower and any other applicable Obligated Group Parties, as the case may be, shall supply Bank with an original, countersigned original, or certified copy of any policy.

3.4          Payment of Expenses.  Borrower shall pay Bank’s reasonable costs and expenses incurred in connection with the making, disbursement, and administration of the Credit Facilities, including Bank’s field audit fees.  Borrower shall also pay any and all of Bank’s costs and expenses incurred in connection with any revisions, extensions, renewals, or “workouts” of any of the Credit Facilities, and in the exercise of any of Bank’s rights or remedies under this Agreement.  Such costs and expenses include charges for document review and preparation, reasonable legal fees and expenses of Bank’s counsel, and any other reasonable fees and costs for services, regardless of whether such services are furnished by Bank’s employees or agents or independent contractors.  Borrower acknowledges that amounts payable under this Section are not included in any loan or commitment fees for any of the Credit Facilities.  All such sums incurred by Bank and not immediately reimbursed by Borrower will be considered an additional loan to Borrower bearing interest at the Default Rate.

3.5          Financial and Other Information.  Borrower and each other Obligated Group Party shall keep true and correct financial books and records, using GAAP, or such other accounting principles as Bank in its reasonable judgment may find acceptable from time to time.  The financial statements and other information required of Borrower under this Section shall be prepared on a consolidated basis including all Obligated Group Parties.  Borrower, and each other Obligated Group Party if applicable, shall provide to Bank the following:

(a)           Annual Financial Statements; Annual Report on Form 10-K.  Via either the Edgar System, Borrower’s Home Page, or such other system acceptable to Bank, within ninety (90) days after the filing of Borrower’s Annual Report on Form 10-K for the fiscal year then ended with the Securities and Exchange Commission, the annual Independent Registered Public Accounting Firm prepared and audited financial statements for such fiscal year as contained in such Annual Report on Form 10-K and, as soon as it shall become available, the annual report to shareholders of Borrower for the fiscal year then ended.

(b)           Interim Financial Statements; Quarterly Report on Form 10-Q.  For each fiscal quarter other than the last fiscal quarter of each fiscal year, via the Edgar System, Borrower’s Home

Page, or such other system acceptable to Bank, within forty-five (45) days after the filing of its Quarterly Report on Form 10-Q for the fiscal quarter then ended with the Securities and Exchange Commission, copies of the financial statements for such fiscal quarter as contained in such Quarterly Report on Form 10-Q.

(c)           Other Reports.  Via the Edgar System, Borrower’s Home Page, or such other system acceptable to Bank, promptly after the same become publicly available, copies of all periodic reports, proxy statements, and other materials filed by Borrower or any Affiliate of Borrower with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the Securities and Exchange Commission.

(d)           Compliance Certificate.  Within forty-five (45) days after the end of each fiscal quarter, a certificate in the form attached hereto as Exhibit A (each, a “Compliance Certificate”), executed by Borrower’s chief financial officer or other officer or person acceptable to Bank, certifying (1) that the Obligated Group is in compliance with the financial covenants set forth in this agreement, including (i) the minimum Fixed Charge Coverage Ratio required under Section 3.17, (ii) the maximum Leverage Ratio required under Section 3.17, and (ii) the minimum Tangible Net Worth required under Section 3.17, (2) that the representations and warranties set forth in the Agreement are true and correct as of the date of the certificate, and (3) that, as of the date of the certificate, no default or Event of Default, or Unmatured Event of Default, has occurred and is continuing under the Agreement.

(e)           Agings of Accounts Receivable Report.  Within thirty (30) days after the end of each calendar month, the Obligated Group’s detailed aging by invoice date of accounts and contracts receivable as of the last day of such monthly reporting period, together with an explanation of any adjustments made at the end of such period.

(f)            Accounts Payable Report.  Not later than thirty (30) days after the end of each calendar month, the Obligated Group’s detailed accounts payable report as of the last day of such period, together with an explanation of any adjustments made at the end of such period.  Such detailed accounts payable report shall include Royalties Payable.

(g)           Inventory Report.  Not later than thirty (30)  days after the end of each calendar month, the Obligated Group’s detailed schedule of inventory, together with an explanation of any adjustments made at the end of such period. Such detailed inventory report shall include the total of all inventory of the Obligated Group, and the portions of such total representing (i) Eligible Raw Material Inventory, (ii) Eligible Finished Goods Inventory, and (iii) RFAC Eligible Inventory.

(h)           Borrowing Base Certificate.  Not later than thirty (30) days after the end of each calendar month, or as otherwise requested by Bank, a certificate in the form attached hereto as Exhibit B (each, a “Borrowing Base Certificate”) executed by Borrower’s chief financial officer or other officer or person acceptable to Bank and detailing the status of the Borrowing Base as of the last day of the applicable calendar month.  Such borrowing base certificate shall include the calculated total of the Borrowing Base.

(i)            Monthly Leadership Financial Package.  Promptly upon the request of Bank, Borrower’s monthly leadership financial package, together with such related information as requested by Bank.

(j)            Other Information.  Promptly upon the request of Bank, such other information as Bank may reasonably request concerning the affairs and properties of Borrower and/or any other Obligated Group Party.

Notwithstanding anything in this Section to the contrary, if for any reason the Edgar System, Borrower’s Home Page, and/or such other system acceptable to Bank are not available to Borrower as is required for making available the financial statements or reports referred to above, Borrower shall then furnish a copy of such financial statements or reports to Bank.

By signing where indicated below in this Agreement, the Obligated Group Parties hereby authorize Borrower to represent, warrant, and certify on their behalf as to the financial covenants and other items concerning the Obligated Group set forth in Compliance Certificate and as to any other financial and other information provided by Borrower to Bank concerning the Obligated Group and/or any individual Obligated Group Party.

3.6          Notices.  Borrower and any other Obligated Group Party to the extent applicable to them shall notify Bank promptly in writing of any and all of the following:

(a)           Any existing and/or threatened litigation, claims, investigations, administrative proceedings, and similar actions affecting Borrower or any other Obligated Group Party where, if monetary in nature, the amount claimed is or may be Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or more, and which (i) is not dismissed within sixty (60) days of the filing thereof, and (ii) is not Covered by Insurance.

(b)           Any material adverse change in Borrower’s or any Guarantor’s financial condition, any material adverse change in Borrower’s any other Obligated Group Party’s operations, or any other circumstance, event, or occurrence that results in a material adverse change in Borrower’s or any Guarantor’s ability to timely perform any of its obligations under any of the Loan Documents.

(c)            Any notice that Borrower’s or any Guarantor’s business fails in any respect to comply with any Requirement, and/or any material dispute between Borrower and any Guarantor, or between Borrower or any Guarantor and any government authority.

(d)            Any (i) material dispute between Borrower, or other Obligated Group Party, and any third party franchisor or licensor, where such party’s franchise or license is material to Borrower’s or any other Obligated Group Party’s business, or (ii) any default or breach under any franchise agreement or license agreement to which Borrower or other Obligated Group Party is a party, where the franchise or license under such agreement is material to Borrower’s or any other Obligated Group Party’s business.

(e)            Any change in Borrower’s or any other Obligated Group Party’s name, legal structure or business structure, state in which Borrower or any other Obligated Group Party has filed its entity incorporation or organizational documents, and/or location of its place of business or its chief executive office if it has more than one place of business, Borrower’s or any other Obligated Group Party’s organizational identification number assigned by the state of its incorporation or organization, and/or any change in the location of Borrower’s or any other Obligated Group Party’s books and records, all which are currently located at Borrower’s chief executive office (except as otherwise disclosed in writing to Bank).

(f)             The institution of any steps by Borrower or any other Obligated Group Party to withdraw from or terminate any employee benefit plan as to which Borrower or any other Obligated Group Party may have liability.

(g)            Any Change in Control or any change in the key management of Borrower.

(h)            Any default, Event of Default, or Unmatured Event of Default under any of the Loan Documents by Borrower or any other Obligated Group Party and any alleged breach or default any of the Loan Documents by Bank.

(i)             Any notice that any collateral for the Credit Facilities is subject to any Grower Lien.

3.7          Audits.  Borrower shall allow Bank and its agents to inspect Borrower’s, and any other Obligated Group Party’s properties and examine, audit, and make copies of Borrower’s, and any other Obligated Group Party’s books and records at any reasonable time.  If any of Borrower’s or any other Obligated Group Party’s properties, books, or records are in the possession of a third party, Borrower or and each other Obligated Group Party authorizes that third party to permit Bank or its agents to have access to perform inspections or audits and to respond to Bank’s requests for information concerning such properties, books and records.

3.8          Keeping Guarantors and Third Party Pledgors Informed.  If any Credit Facility is guaranteed at any time, or of any third party has pledged or hypothecated any collateral for any Credit Facility, Borrower shall keep each Obligated Group Party and any other Guarantor and/or third party pledgor informed of Borrower’s financial condition and business operations, and any and all other circumstances that may affect Borrower’s ability to pay or perform its obligations under the Loan Documents.  However, any failure to do so shall not give rise to any defense to any Guarantor and/or third party pledgor.

3.9          Use of Proceeds.  Borrower shall use the Loans for the purposes described in Recital A. above unless other wise agreed in writing by Bank.

3.10        Performance of Acts.  Upon Bank’s request, Borrower and each other Obligated Group Party shall perform all acts necessary or advisable to perfect any lien or security interest provided for in the Loan Documents or to carry out the intent of the Loan Documents.

3.11        Maintenance of Properties; Preservation of Rights.  Borrower and each other Obligated Group Party shall make any repairs, renewals, or replacements to keep its respective properties in good working condition.  Borrower and each other Obligated Group Party shall obtain, preserve and maintain in good standing, as applicable, all rights, privileges and franchises necessary or desirable for the operation of its respective business.

3.12        Indemnity Regarding Hazardous Substances and Other Risks.  Borrower and each other Obligated Group Party’s indemnifies, defends, and holds the Indemnified Parties harmless for, from, and against any and all actual or threatened liabilities, claims, actions, causes of action, judgments, orders, damages (including foreseeable and unforeseeable consequential damages), costs, expenses, fines, penalties, and losses (including sums paid in settlement of claims and all reasonable consultant, expert and legal fees and expenses of Bank’s counsel), and any resulting damages, harm or injuries to the person or property of any third parties, directly or indirectly arising out of or resulting from (a) the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any Hazardous Substance by Borrower, any other Obligated Group Party, or any of their affiliates, and the officers, directors, employees, and agents of each of them, (b) any failure to satisfy any Requirements, (c) breach of any representation or warranty made or given by Borrower or any other Obligated Group Party to any of the Indemnified Parties, and/or (d) any claim or cause of action of any kind by any party that any Indemnified Party is liable for any act or omission of Borrower or any other Obligated Group Party or any other person or entity in connection with the ownership or operation or Borrower’s or any other Obligated Group Party’s respective businesses or any property of Borrower or any other Obligated Group Party, excepting those arising out of, or resulting, solely from the applicable Indemnified Party’s gross negligence or willful misconduct.  Notwithstanding, anything to the contrary in any other Loan Document, the provisions of this Section shall survive the termination of this Agreement and the repayment of any and/or all of the Credit Facilities.

3.13        Other Debts.  Except as otherwise disclosed in writing to Bank prior to the date of this Agreement or provided herein or in any other Loan Document, without Bank’s prior written consent, Borrower and each other Obligated Group Party agrees that it shall not have outstanding or incur any direct or contingent debts or lease obligations (other than those to Bank), or become liable for the debts of others.  This does not prohibit:

(a)           Acquiring goods, supplies, or merchandise on normal trade credit.

(b)           Endorsing negotiable instruments received in the usual course of business.

(c)           Debts, lines of credit, and/or leases in existence on the date of this Agreement previously disclosed in writing to Bank.

3.14        Other Liens.  Except as otherwise disclosed in writing to Bank prior to the date of this Agreement or provided herein or in any other Loan Document, without Bank’s prior written consent, Borrower and each other Obligated Group Party agrees that it shall not create, assume, or allow any security interest or lien (including judicial liens) on property such party now or later owns, except:

(a)           Security agreements and other security instruments in favor of Bank.

(b)           Liens for taxes not yet due.

(c)           Liens outstanding on the date of this Agreement previously disclosed in writing to the Bank, which includes the Approved Existing Liens.

3.15        Negative Covenants.  Without Bank’s prior written consent, Borrower and each other Obligated Group Party agrees that it shall not:

(a)           engage in any business activities substantially different from such party’s present business;

(b)           liquidate or dissolve its business;

(c)           lease, sell, or otherwise dispose of all or a substantial part of its business or assets or sell or otherwise dispose of any assets for less than fair market price, or sell or make any distribution of its assets that could adversely affect Borrower’s or such party’s financial condition;

(d)           enter into any consolidation, merger, pool, joint venture, syndicate or other combination;

(e)           enter into any sale and leaseback agreement covering any of the fixed or capital assets of such party;

(f)            acquire or purchase a business or its assets;

(g)           cause, permit, or suffer any direct or indirect Change in Control in Borrower or any other Obligated Group Party; or

(h)           make any loans, advances, or other extensions of credit to anyone.

3.16        Employee Benefit Plans; ERISA Compliance.  Borrower and each other Obligated Group Party shall at all times maintain, and cause each Guarantor to at all times maintain, each employee benefit plan as to which Borrower, any other Obligated Group Party, or any Guarantor, as the case may be, may have any liability, in compliance with all applicable laws, rules, and regulations.  Borrower and each other Obligated Group Party shall at all times comply with, and cause each Guarantor to comply with, the provisions of ERISA with respect to any retirement or other employee benefit plan to which it/they is/are a party as employer.  As soon as possible after Borrower or and any other Obligated Group Party knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower, any other Obligated Group Party, or any Guarantor has occurred, it shall furnish to Bank a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower or the applicable other Obligated Group Party or applicable Guarantor proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

3.17         Financial Covenants.  Financial terms used herein which are not specifically defined herein shall have the meanings ascribed to them under GAAP.  Borrower and each other Obligated Group Party understands and acknowledges that a default of any of the covenants set forth shall be an Event of Default under this Agreement.

(a)           Fixed Charge Coverage Ratio.  The Obligated Group shall maintain, and Borrower shall cause the Obligated Group to maintain, a Fixed Charge Coverage Ratio of at least 1.15 to 1.00.  This Fixed Charge Coverage Ratio shall be tested quarterly (i) on a cumulative consolidated basis for the first four quarters ending after the Closing Date, and (ii) thereafter, on a rolling four (4) quarter basis, calculated at the end of each fiscal quarter, using the results of that fiscal quarter and each of the three (3) immediately preceding fiscal quarters.

(b)           Leverage Ratio.  The Obligated Group shall maintain, and Borrower shall cause the Obligated Group to maintain, a Leverage Ratio as of the last day of each fiscal year quarter beginning with fiscal quarter ended June, 30, 2008, of not more than 3.50 to 1.00.

(c)           Tangible Net Worth.  The Obligated Group shall maintain, and Borrower shall cause the Obligated Group to maintain, Tangible Net Worth as of June 30, 2007 of at least the Initial Minimum TNW Amount, and thereafter, of at least the Minimum TNW Amount.

4.             Representations and Warranties.  Borrower and each other Obligated Group Party promises that each representation and warranty set forth below is and will be true, accurate and correct as of the date of this Agreement as to such party to the extent applicable.  Each Request for Credit delivered to Bank will be deemed a reaffirmation of each and every representation and warranty made by Borrower and each other Obligated Group Party in this Agreement.

4.1          Authority; Enforceability.  Borrower and each other Obligated Group Party has complied with any and all laws and regulations concerning its organization, existence, and the transaction of its business.  Borrower and each other Obligated Group Party and each Guarantor is authorized to execute, deliver, and perform its obligations under the Loan Documents.  Those documents are valid and binding obligations of Borrower, each other Obligated Group Party, and each Guarantor, as applicable.

4.2          Compliance With Law.  Borrower and each other Obligated Group Party is familiar and has complied with all of the Requirements, as well as all other applicable laws, regulations, and ordinances.  No provision or obligation of Borrower, each other Obligated Group Party, or any Guarantor contained in any of the Loan Documents violates any of the Requirements or any order or ruling of any court or governmental entity.

4.3          No Violation.  The execution and delivery of this Agreement and the other Loan Documents and performance by Borrower and each other Obligated Group Party of its obligations hereunder and thereunder will not result in a default under any other material agreement to which Borrower or any other Obligated Group Party is a party.

4.4          No Claims.  No claims, actions, proceedings, or investigations are pending against Borrower or any other Obligated Group Party, except for those previously disclosed by Borrower and/or such other Obligated Group Party to Bank in writing.  To the best of Borrower’s and each other Obligated Group Party’s knowledge, no threat of any such claim, action, proceeding, or investigation exists, except for those previously disclosed by Borrower or such other Obligated Group Party to Bank in writing.

4.5          Financial Information.  All financial information delivered to Bank, including all information relating to the financial condition of Borrower and/or any other Obligated Group Party fairly and accurately represents the financial condition being reported on as of its date.  All such information is prepared in accordance with GAAP consistently applied, unless otherwise noted.  There has been no material adverse change in the financial condition of Borrower and/or any other Obligated Group Party, except as previously disclosed to Bank in writing in later financial information and found acceptable to Bank in its sole and absolute discretion.

4.6          Accuracy.  All reports, documents, instruments, information, and forms of evidence delivered to Bank concerning the Credit Facilities or required by this Agreement, any loan commitment, and/or the other Loan Documents are accurate, correct, and sufficiently complete to give Bank true and accurate knowledge of their subject matter.  None of them contains any misrepresentation or material omission.

4.7          Taxes.  Borrower, and each other Obligated Group Party to the extent applicable, has filed all required state, federal, and local income tax returns and has paid all taxes when due and payable.  Borrower and each other Obligated Group Party knows of no basis for any additional assessment of taxes.

4.8          Borrower Not a “Foreign Person”.  Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time.  No other Obligated Group Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time.

4.9          No Breaches or Defaults. No event has occurred and is continuing which would constitute a default or Event of Default (as defined in the applicable document) or an Unmatured Event of Default under any of the Loan Documents.

4.10        ERISA Plans.  Either:

(a)           Borrower, and each other Obligated Group Party, are not parties in interest to any plan defined or regulated under ERISA (each, a “Plan”), and the assets of Borrower and/or any other Obligated Group Party are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code, or

(b)           If Borrower or any other Obligated Group Party is a party in interest to a plan defined or regulated under ERISA, then all of the following are true: (i) each of Borrower and such other Obligated Group Party has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA, (ii) no reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires thirty (30) days notice, (iii) no action by Borrower and/or any other Obligated Group Party to terminate or withdraw from any Plan has been taken, and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, and (iv) no proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

4.11        Disclosure to Guarantors and Third Parties.  Before any Guarantor and/or any other third party (if any) became obligated in connection with the Credit Facilities (or any of them) or under any of the Loan Documents, Borrower made full disclosure to that Guarantor and/or third party trustor or pledgor regarding Borrower’s financial condition and business operations, and all other circumstances bearing upon Borrower’s ability to pay and perform its obligations under the Loan Documents.

5.             Swap Contract.  Not later than ninety (90) days after the Closing Date, Borrower may elect to purchase from Bank a swap for one or more of the Credit Facilities, which if purchased will be governed by a Swap Contract entered into between Bank and Borrower.  The Swap Contract is a “Loan Document.”  Capitalized terms used here without definition shall have the meanings given to them in the Swap Contract.  With respect to the any swap purchased and to each Swap Contract executed by Borrower, the following shall apply:

5.1          Swap Payments; Grant of Security Interest.  Under each Swap Contract, Bank or Borrower may be obligated from time to time to make certain payments (“Swap Payments”) to the other party.  Each Swap Payment to be made by Bank to Borrower shall be collateral for the Credit Facilities.  Effective as of the date that Borrower and Bank executed any Swap Contract, as security for the prompt payment and performance of the Credit Facilities, and all obligations and indebtedness of Borrower to Bank under the Loan Documents, and all renewals, extensions, modifications, amendments, and/or supplements thereto, Borrower hereby irrevocably and unconditionally assigns, grants, pledges, transfers, and sets over to Bank, and there is hereby created a security interest in favor of Bank, in and to each Swap Payment due from Bank to Borrower, whether now or hereafter existing, and all proceeds thereof.

5.2          No Assumption of Borrower’s Obligations.  Borrower expressly understands and agrees that Bank does not assume any duties or obligations of Borrower arising out of the Note, any Swap Contract, or any other Loan Document.

6.             Default and Remedies.

6.1          Events of Default.  An Event of Default will occur under this Agreement upon the occurrence of any of the following events:

(a)           Borrower fails to make any payment of principal or interest under the Note within ten (10) days after the date when due; or

(b)           Borrower fails to comply with any provision or covenant contained in this Agreement calling for the payment of money and does not cure that failure within ten (10) days after written notice from Bank; or

(c)           Borrower or any Guarantor becomes insolvent or the subject of any Insolvency Proceeding, or any such party consents to the appointment or taking of possession by a receiver (or similar official) with respect to its business or property, or makes an assignment for the benefit of creditors; provided, however, that any involuntary Insolvency Proceeding shall not be considered an Event of Default hereunder if it is either (i) consented to in writing by Bank, or (ii) dismissed within ninety (90) days of the filing thereof; or

(d)           Borrower or any Guarantor dissolves or liquidates; or

(e)           Any representation or warranty when made or given in any of the Loan Documents proves to be false or misleading in any material respect; or

(f)            A material adverse change in Borrower’s or any Guarantor’s financial condition, or an event or condition materially impairing Borrower’s or any Guarantor’s ability to repay the Loans occurs; or

(g)           Borrower fails to meet the conditions of, or fails to perform any obligation under, any other agreement Borrower has with Bank or any affiliate of Bank; or

(h)           Any Guarantor fails to meet the conditions of, or fails to perform any obligation under, any other agreement any of Guarantor or such affiliated person has with Bank or any affiliate of Bank (subject to applicable notice and cure periods); or

(i)            Borrower defaults under any agreement in connection with any credit in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00) or more that Borrower has obtained from anyone else if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation; or

(j)            Any Guarantor defaults under any agreement in connection with any credit in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00) or more that Guarantor has obtained from anyone else if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation (each subject to applicable notice and cure periods); or

(k)           Any of the following occurs:  (i) a lawsuit is filed against Borrower or any Guarantor where the amount claimed is Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or more and which (A) is not dismissed within sixty (60) days of the filing thereof, and (B) is not Covered by Insurance, (ii) a judgment or judgments are entered against Borrower or any Guarantor, or (iii) any government authority takes action materially adversely affecting Borrower’s or any Guarantor’s ability to repay the Loans; or

(l)            Bank fails to have an enforceable first-priority lien on or first-priority security interest in any property given as security for the Loans, except as otherwise agreed by Bank in writing, and except for as to Approved Existing Lien Collateral wherein it shall only be an Event of Default hereunder if Bank fails to have an enforceable second-priority lien on or second-priority security interest in such collateral, subject only the applicable Approved Existing Lien(s); or

(m)          Under any of the Loan Documents, a default or an Event of Default (as defined in that document, subject to applicable notice and cure periods) occurs; or

(n)           The occurrence of any one or more of the following events with respect to Borrower and/or any other Obligated Group Party, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject Borrower and/or any other Obligated Group Party to any tax, penalty, or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of Borrower and/or any other Obligated Group Party with respect to a Plan:  (i) a reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (ii) any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower’s and/or any other Obligated Group Party’s full or partial withdrawal from a Plan; or

(o)           A default or Event of Default (as defined in that document, subject to applicable notice and cure periods) occurs under any Guaranty, or any Guaranty becomes unenforceable for any reason, or any Guarantor purports to revoke or terminate its Guaranty; or

(p)           Borrower or the Obligated Group or any Obligated Group Party, as the case may be, has failed to timely deliver to Bank any Compliance Certificate or Borrowing Base Certificate, or (i)

fails to maintain at least the minimum Fixed Charge Coverage Ratio required under Section 3.17, (ii) exceeds the maximum Leverage Ratio required under Section 3.17, or (iii) fails to maintain at least the minimum Tangible Net Worth required under Section 3.17; or

(q)           Under any Swap Contract, a default or an Event of Default (as defined in that document, subject to applicable notice and cure periods) of Borrower occurs; or

(r)            After the closing of the RE Loan, under any of the RE Loan Documents a default or an Event of Default (as defined in that document, subject to applicable notice and cure periods) occurs; or

(s)           Borrower and/or any other Obligated Group Party fails to comply with any provision contained in this Agreement, other than those events specifically referred to above and thus set out as separate Events of Default in this Section 6.1.

6.2          Remedies.

(a)           If an Event of Default occurs under this Agreement, Bank may exercise any right or remedy under any of the Loan Documents or otherwise available at law or in equity, and all of Bank’s rights and remedies are cumulative.  If any Event of Default occurs, Bank’s obligation to lend under the Loan Documents automatically terminates, and Bank in its sole and absolute discretion may withhold any one or more disbursements.  Bank may also withhold any one or more disbursements after an Unmatured Event of Default occurs and is continuing.  By making any disbursement under any Credit Facility, Bank will not be deemed to have waived any Event of Default unless Bank agrees otherwise in writing in each instance.

(b)           If Borrower or any other Obligated Group Party becomes the subject of any Insolvency Proceeding (which, if an involuntary Insolvency Proceeding has not been (i) consented to in writing by Bank, or (ii) dismissed within ninety (90) days of the filing thereof), all of Borrower’s and the other Obligated Group Parties obligations under the Loan Documents automatically become immediately due and payable upon the filing of the petition commencing such proceeding, all without notice of default, presentment or demand for payment, protest, or notice of nonpayment or dishonor, or other notices or demands of any kind or character.  Upon the occurrence of any other Event of Default, all of Borrower’s obligations under the Loan Documents may become due and payable immediately without notice of default, presentment, or demand for payment, protest, or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all at Bank’s option, exercisable in its sole and absolute discretion.  If such acceleration occurs, Bank may apply any undisbursed loan funds and any sums in the Account (if any) to Borrower’s obligations under the Loan Documents, in any order and proportions as Bank may determine in its sole and absolute discretion.

(c)           As security for the payment and performance of all obligations of Borrower and the other Obligated Group Parties under the Loan Documents, Borrower hereby grants Bank a security interest in, a lien on, and an express contractual right to set off against all depository account balances, cash, and any other property of Borrower and the other Obligated Group Parties now or hereafter in the possession of Bank and the right to refuse to allow withdrawals from any account.  Without limiting the foregoing, the security interest granted herein and the right of setoff granted to Bank hereunder is intended to cover and include the Account.  Bank may, at any time upon the occurrence of any default or Event of Default or Unmatured Event of Default under this Agreement or any other Loan Document, setoff against any amounts outstanding under any of the Credit Facilities whether or not such Credit Facility or any portion thereof is then due or has been accelerated, all without any advance or contemporaneous notice of demand of any kind to Borrower or any other Obligated Group Party, such notice and demand being expressly waived.

7.             Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, BORROWER, AND TO THE EXTENT APPLICABLE, EACH OTHER OBLIGATED PARTY, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OR OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DISCUSSIONS, DEALINGS, OR ACTIONS OF THE PARTIES TO THIS AGREEMENT OR EITHER OF THEM (WHETHER ORAL OR WRITTEN) WITH RESPECT THERETO, OR TO THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AT LAW OR IN EQUITY, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER AND EACH OTHER OBLIGATED PARTY, HEREBY CONSENTS AND AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY A TRIAL COURT WITHOUT A JURY, AND THAT EITHER PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY HEREOF WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER AND EACH OTHER OBLIGATED PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.  BORROWER AND EACH OTHER OBLIGATED PARTY, ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF THIS AGREEMENT AND EACH OTHER DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK IN MAKING THE LOANS.  BORROWER AND EACH OTHER OBLIGATED PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

8.             Miscellaneous Provisions.

8.1          No Waiver; Consents.  Each waiver by Bank must be in writing, and no waiver may be construed as a continuing waiver.  No waiver shall be implied from Bank’s delay in exercising or failure to exercise any right or remedy against Borrower or any other Obligated Party.  Bank’s consent to any act or omission by Borrower or any other Obligated Party shall not be construed as a consent to any other or subsequent act or omission or as a waiver of the requirement for Bank’s consent to be obtained in any future or other instance.  All Bank’s rights and remedies are cumulative.

8.2          Standard for Bank Approvals; Purpose and Effect of Bank Approval. Unless a different standard is specifically prescribed, (a) all documents and items submitted to Bank under this Agreement or under the other Loan Documents must be acceptable to Bank in its sole and absolute discretion, and (b) consents and approvals by Bank required under this Agreement or under the other Loan Documents shall be in Bank’s sole and absolute discretion.  Bank’s approval of any matter in connection with any Credit Facility is for the sole purpose of protecting Bank’s and rights.  No such approval shall result in a waiver of any default of Borrower or any other Obligated Party.  In no event shall Bank’s approval be a representation of any kind with regard to the matter being approved.

8.3          No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of Bank and Borrower and their permitted successors and assigns.  No trust fund is created by this Agreement, and no other persons or entities have any right of action under this Agreement or any right to any funds, credit, or financial accommodation under any Credit Facility.

8.4          Joint and Several Liability.  If more than one person or entity executes this Agreement as Borrower, each shall be jointly and severally liable to Bank for the faithful performance of the obligations of Borrower under this Agreement and the other Loan Documents.

8.5          Notices.  All notices given under this Agreement shall be in writing and be given by personal delivery, overnight receipted courier (such as UPS, Airborne, or Federal Express) or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below its signature.  Notices shall be effective upon the first to occur of receipt, when proper delivery is refused, or the expiration of forty-eight (48) hours after deposit in registered or certified United States mail as described above.  Addresses for notice may be changed by any party by notice to any other party in accordance with this Section.  If more than one person or entity executes this Agreement as Borrower, service of any notice on any one Borrower shall be effective service on all Borrower parties for all purposes.

8.6          Actions.  Bank shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding that might affect its security or its rights, duties, or liabilities relating to the Credit Facilities or any of the Loan Documents.  Borrower shall pay promptly on demand all of Bank’s out-of-pocket costs, expenses, and reasonable legal fees and expenses of Bank’s counsel incurred in those actions or proceedings.

8.7          Attorneys’ Fees.  In any lawsuit or arbitration arising out of or relating to this Agreement, the Loan Documents or any of the Credit Facilities, the prevailing party will be entitled to recover from each other party such sums as the court or arbitrator adjudges to be reasonable attorneys’ fees in the action or arbitration, in addition to costs and expenses otherwise allowed by law.  In all other actions or proceedings, including any matter arising out of or relating to any Insolvency Proceeding, Borrower agrees to pay all of Bank’s costs and expenses, including reasonable attorneys’ fees, incurred in enforcing or protecting Bank’s rights or interests.  From the time(s) incurred until paid in full to Bank, all such sums shall bear interest at the Default Rate.  Whenever Borrower is obligated to pay or reimburse Bank for any attorneys’ fees, those fees include the allocated costs for services of in-house counsel, to the extent not prohibited by applicable law.

8.8          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to the choice of law rules of that State, except to the extent that any of such laws may now or hereafter be preempted by Federal law.  Borrower and each other Obligated Party consents to the jurisdiction of any Federal or State court within the State of Arizona, submits to venue in such state, and also consents to service of process by any means authorized by Federal law or the law of such state.  Without limiting the generality of the foregoing, Borrower and each other Obligated Party hereby waives and agrees not to assert by way of motion, defense, or otherwise in such suit, action, or proceeding, any claim that (i) Borrower or any other Obligated Party is not subject to the jurisdiction of the courts of the above-referenced state or the United States District Court for such state, or (ii) such suit, action, or proceeding is brought in an inconvenient forum, or (iii) the venue of such suit, action, or proceeding is improper.

8.9          Heirs, Successors, and Assigns; Participations.  The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors, and assigns of the parties; provided, however, that Borrower may not assign this Agreement or any rights under any Credit Facility, or assign or delegate any of its rights or obligations, without the prior written consent of Bank in each instance.  Bank in its sole and absolute discretion may sell or assign any Credit Facility or participations or other interests in all or part of Credit Facility on the terms and subject to the conditions of the Loan Documents, all without notice to or the consent of Borrower or any other Obligated Party.  Also without notice to or the consent of Borrower or any other Obligated Party, Bank or its affiliates may disclose to any actual or prospective purchaser of any securities issued or to be issued by Bank and to any actual or prospective purchaser or assignee of any participation or other interest in any Credit Facility (whether under this Agreement or otherwise), any financial or other information, data or material in Bank’s possession relating to Borrower, any other Obligated Party, or any Credit Facility.

8.10        Relationships With Other Bank Customers.  From time to time, Bank may have business relationships with Borrower’s or any other Obligated Party’s customers, suppliers, contractors, tenants, partners, members, shareholders, officers, or directors, or with businesses offering products or services similar to those of Borrower or any other Obligated Party, or with persons seeking to invest in, borrow from, or lend to Borrower or any other Obligated Party.  Borrower and each other Obligated Party agrees that Bank may extend credit to such parties and take any action it deems necessary to collect the credit, regardless of the effect that such extension or collection of credit may have on Borrower’s or any other Obligated Party’s financial condition or operations.  Borrower and each any other Obligated Party further agrees that in no event shall Bank be obligated to disclose to Borrower or any other Obligated Party any information concerning any other Bank customer.

8.11        Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall in no way affect any other provision.  If any court of competent jurisdiction determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents.

8.12        Interpretation.  Whenever the context requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and each gender shall include any other gender.  The captions of the sections of this Agreement are for convenience only and do not define or limit any terms or provisions.  The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”  No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Agreement.  Whenever any provision of this Agreement, including any representation, covenant, or Event of Default contained herein, applies to a guarantor, third party pledgor, or any other party to any Loan Document other than Borrower or the other Obligated Parties, such provision only applies to such party during the time that such party’s guaranty, pledge, or other Loan Document, as applicable, remains in effect.

8.13        Amendments.  This Agreement may not be modified or amended except by a written agreement signed by the party against whom enforcement is sought.

8.14        Counterparts.  This Agreement and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts constitute but one and the same document.

8.15        Language of Agreement.  The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party.

8.16        Exchange of Information.  Borrower and each other Obligated Party agrees that Bank may exchange or disclose financial and other information about Borrower and any other Obligated Party with or to any of Bank’s affiliates or other related entities and with any party that acquires a participation or other interest in all or part of any Credit Facility.

8.17        Survival.  The representations, warranties, acknowledgments, and agreements set forth herein shall survive the date of this Agreement.

8.18        Further Performance.  Borrower and each other Obligated Party, whenever and as often as they shall be requested by Bank, shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered to Bank, such further instruments and documents, and do any and all things as may be requested, in order to carry out the intent and purpose of this Agreement and the other Loan Documents.

8.19        Time is of the Essence.  Time is of the essence in the performance of this Agreement and the other Loan Documents by Borrower and each other Obligated Party, and each and every term thereof.

8.20        Recitals.  The recitals to this Agreement set forth above in the “Factual Background” are true, complete, accurate, and correct, and such recitals are incorporated hereby by reference.

8.21        Loan Commission.  Except as otherwise agreed in writing by Bank:  (a) Bank shall not be obligated to pay any brokerage commission or fee in connection with or arising out of any Credit Facility, and (b) Borrower shall pay any and all brokerage commissions or fees arising out of or in connection with the Credit Facilities.

8.22        Patriot Act Provisions.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (as such maybe amended or recodified from time to time, the “Patriot Act”):

(a)           Important Information About Procedures for Opening a New Account.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  Borrower is hereby notified that when Borrower opens an account, including but not limited to any Account, that may be required pursuant to the terms of this Agreement, (i) if Borrower is not an individual, Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower, and may also ask to see Borrower’s legal organizational documents or other identifying documents, and (ii) if Borrower is an individual, Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and may also ask to see Borrower’s driver’s license or other identifying documents.

(b)           Government Regulation.  Borrower shall not (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (ii) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.

8.23        Integration and Relation to Loan Commitment.  The Loan Documents (a) integrate all the terms and conditions mentioned in or incidental to this Agreement, (b) supersede all oral negotiations and prior writings with respect to their subject matter, including Bank’s loan commitment to Borrower, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties.  No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in the Loan Documents.  If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any other Loan Document, the terms, conditions and provisions of this Agreement shall prevail.

(Remainder of page intentionally left blank.
See the following pages for signatories.)

IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement as of the date first above written.

“BORROWER”

THE INVENTURE GROUP, INC., a Delaware corporation		Address for notices to Borrower:
The Inventure Group, Inc.
5050 N. 40th Street, Suite 300
By:	/s/ Steve Weinberger	Phoenix, Arizona 85018
Name:	Steve Weinberger	Attention: Steve Weinberger
Title:	CFO

(Remainder of page intentionally left blank.
See the following pages for additional signatories.)

“BANK”

U.S. BANK NATIONAL ASSOCIATION, a national banking association		Address for notices to Bank:
U.S. Bank National Association
101 North First Avenue, Suite
By:	/s/ Timothy Coffey	1600 Phoenix, AZ 85003
	Timothy Coffey, Vice President	Attention: Commercial Banking

(Remainder of page intentionally left blank.
See the following pages for Obligated Group’s signatories.)

ACKNOWLEDGED AND AGREED TO THIS

16th DAY OF May, 2007:

“OBLIGATED GROUP”

BN FOODS, INC., a Colorado corporation		Address for notices to PBC:

BN Foods, Inc.
By:	/s/ Steve Weinberger	c/o The Inventure Group, Inc.
Name:	Steve Weinberger	5050 N. 40TH Street, Suite 300
Title:	CFO	Phoenix, AZ 85018
Attention: Steve Weinberger
BOULDER NATURAL FOODS, INC., an Arizona corporation		Address for notices to Boulder:
Boulder Natural Foods, Inc.
c/o The Inventure Group, Inc.
By:	/s/ Steve Weinberger	5050 N. 40TH Street, Suite
Name:	Steve Weinberger	300Phoenix, AZ 85018
Title:	CFO	Attention: Steve Weinberger

LA COMETA PROPERTIES, INC., an Arizona corporation		Address for notices to La Cometa:
Poore Brothers - Bluffton, LLC
c/o The Inventure Group, Inc.
By:	/s/ Steve Weinberger	5050 N. 40TH Street, Suite 300
Name:	Steve Weinberger	Phoenix, AZ 85018
Title:	CFO	Attention: Steve Weinberger

POORE BROTHERS - BLUFFTON, LLC, a Delaware limited liability company		Address for notices to PBC:
Poore Brothers - Bluffton, LLC
c/o The Inventure Group, Inc.
By:	/s/ Steve Weinberger	5050 N. 40TH Street, Suite 300
Name:	Steve Weinberger	Phoenix, AZ 85018
Title:	CFO	Attention: Steve Weinberger

RADER FARMS ACQUISITION CORP., a Delaware corporation		Address for notices to Rader:
Poore Brothers - Bluffton, LLC
c/o The Inventure Group, Inc.
By:	/s/ Steve Weinberger	5050 N. 40TH Street, Suite 300
Name:	Steve Weinberger	Phoenix, AZ 85018
Title:	CFO	Attention: Steve Weinberger

TEJAS PB DISTRIBUTING, INC., an Arizona corporation		Address for notices to Tejas:
Tejas PB Distributing, Inc.
c/o The Inventure Group, Inc.
By:	/s/ Steve Weinberger	5050 N. 40TH Street, Suite 300
Name:	Steve Weinberger	Phoenix, AZ 85018
Title:	CFO	Attention: Steve Weinberger

EXHIBIT A
COMPLIANCE CERTIFICATE

 The undersigned, being the being the Chief Financial Officer and Treasurer of THE INVENTURE GROUP, INC., a Delaware corporation (the “Borrower”) hereby certifies to U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”) for itself and each of the other Obligated Group Parties, as follows:

1.             This certificate (the “Compliance Certificate”) is being provided pursuant to Section 3.5 of that certain loan agreement (the “Loan Agreement”) dated as of May 16, 2007, by and between Bank and Borrower, made with the acknowledgment and agreement of the other Obligated Group Parties.  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

2.             As of the effective date set forth below, the undersigned has no knowledge of any event which constitutes, or which, with the giving of notice or the passage of time, or both, would constitute a default or an Event of Default under any of the Loan Documents.

3.             As of the effective date set forth below, the financial condition of Borrower, and each other Obligated Group Party, remains essentially the same as it was the date of the last financial statement submitted by Borrower to Bank and that no material adverse change has occurred in the financial condition of Borrower or the other Obligated Group Parties that affects the any collateral securing the Credit Facilities or Borrower’s or any Obligated Group Party’s ability to repay any of the Credit Facilities pursuant to the terms of the Loan Documents.

4.             As of the effective date set forth below, the Obligated Group is in compliance with the financial covenants set forth in the Loan Agreement, including the minimum Fixed Charge Coverage Ratio, maximum Leverage Ratio, and minimum Tangible Net Worth requirements set forth in Section 3.17 of the Loan Agreement.  Upon the request of Bank, Borrower shall provide financial covenant analyses and information in form and substance acceptable to Bank showing Borrower’s compliance with the financial covenants set forth in the Loan Agreement, which shall be true and accurate on and as of the effective date of this Compliance Certificate.

5.             As of the effective date set forth below, neither Borrower nor any other Obligated Group Party has any claim against Bank, or any defenses or offsets to payment of any Credit Facility or any other amounts due under the Loan Documents.

6.             As of the effective date set forth below, the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects as of the date of this Certificate to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date.

1

IN WITNESS WHEREOF, this Certificate has been executed to be effective as of                           , 2007.

“BORROWER”

THE INVENTURE GROUP, INC.,	Address for notices to Borrower:
a Delaware corporation
The Inventure Group, Inc.
5050 N. 40th Street, Suite 300
By:	Phoenix, Arizona 85018
Name:	Attention: Steve Weinberger
Title:

2

Exhibit B

Borrower Base Certificate

Consolidated Company - Inventure Group

MONTH-END COLLATERAL CERTIFICATE

Month Ending:
3/31/2007

ACCOUNTS RECEIVABLE

1)	Beginning of month aging balance:				$7,415,120.00

2)	(ADD)	Gross sales per sales journal Includes Cash sales $			$12,819,992.52

3)	(MINUS)	Sales Adjustments, Credit Memos, Misc Journal Adjustments			$608,599.86

4)	(MINUS)	Cash receipts per cash receipts journal			$11,637,406.00

5)	(ADD)	Debit memos, returned checks or other adjustments			$0.00

5a)	End of month aging balance:				$7,989,106.66

6)	General Ledger balance:		$7,989,107

7)	(MINUS)	INELIGIBLES			$1,545,414.00

	ELIGIBLE ACCOUNTS RECEIVABLE: (Line 6 minus Line 7 @ advance rate):			80%	$5,154,954.13
				(Advance rate)

8)	Consolidated Inventory Month End Balance				$8,736,325.00

8a)	General Ledger Inventory Balance		$8,736,325

9)	INELIGIBLE INVENTORY				$727,801.00

10)	ELIGIBLE INVENTORY:				$8,008,524.00

11)	ELIGIBLE INVENTOR AFTER REQUIRED ADVANCE RATES				$4,892,967.20

12)	AVAILABILITY VIA MACHINERY, EQUIPMENT AND GROWING PLANTS				$2,000,000.00

13)	BBC AVAILABILITY				$12,047,921.33

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14)	GROWERS LIENS & OTHER LIENS (PERISHABLE AGRICULTURAL COMMODITIES ACT)			$1,860,000.00

13)	CONSOLIDATED BBC AVAILABILITY			$10,187,921.33

LOAN DETAIL

14)	Line of Credit Outstanding:		$0.00

	Commercial Letters of Credit (100%)	$

	Standby Letters of Credit (100%)	$

	Standby IDB - (100%)	$

	Other Loans (Reserved under Base)	$

15)	TOTAL LOANS OUTSTANDING: (Sum of Loan Detail)			$0.00

16)	REMAINING AVAILABLE: (Line 12 minus Line 14)			$10,187,921.33

The undersigned represents and warrants that:

The foregoing information is true, complete and correct, and that the collateral, designated as eligible, hereby complies fully with the conditions, terms, warranties, representations and covenants set forth in the Loan Agreement (“Agreement”) between the undersigned and U.S. Bank (“Lender”).

COMPUTATION OF INELIGIBLES

Consolidated Company - Inventure Group
Borrower	Authorized signature	Date

2

Exhibit C

FEE AND RATE SCHEDULE

	Tier 1	Tier 2	Tier 3	Tier 4	Tier 5
Total Funded Debt /	<= 1.0	>1.0<=1.5	>1.5<=2.25	>2.25<=3.00	>3.00
EBITDA
LIBOR Margin	95 bps	125 bps	145 bps	165 bps	210 bps
Base Rate Margin	0 bps	0 bps	0 bps	0 bps	0 bps
Unused Fee	12.5bps	12.5 bps	15 bps	15 bps	20 bps
Letter of Credit Fee	95 bps	125 bps	145 bps	165 bps	210 bps

1

Exhibit D

Approved Existing Liens

1.                                       CNH Capital American, LLC, secured by two (2) Korvan pickers, Model # 9000R, Serial # 01023 and Serial # 01024.

2.                                       Toyota Motor Credit Corp., secured by one (1) Toyota Fork Lift Model 7FBCU25, Serial #67279.

3.                                       Trinity Lease, secured by one (1) 2006 53 foot reefer unit (semi trailer).

1